Exhibit 2.1

PRIVATE AND CONFIDENTIAL
Execution Version

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

BUSINESS COMBINATION AGREEMENT

by and among

CANTOR EQUITY PARTNERS II, INC.
as SPAC,

Securitize, Inc.
as the Company

Securitize Holdings, Inc.
as PubCo,

PINECREST MERGER SUB
as SPAC Merger Sub,

and

Senna Merger Sub, Inc
as Company Merger Sub

Dated as of October 27, 2025

i

4.7	No Litigation; Orders; Permits	53
4.8	Absence of Certain Changes	54
4.9	Compliance with Laws	54
4.10	Taxes and Returns	54
4.11	Employees and Employee Benefit Plans	55
4.12	Properties	55
4.13	Material Contracts	55
4.14	Transactions with Affiliates	55
4.15	Finders and Brokers	56
4.16	Certain Business Practices	56
4.17	Insurance	56
4.18	SPAC Acknowledgment	57
4.19	Information Supplied	57
4.20	SPAC Trust Account	58
4.21	Private Placement	58
4.22	Company Merger Sub Activities	58
Article V REPRESENTATIONS AND WARRANTIES OF PUBCO		59
5.1	Organization and Standing	59
5.2	Authorization; Binding Agreement	59
5.3	Governmental Approvals	60
5.4	Non-Contravention	61
5.5	Capitalization	61
5.6	PubCo and SPAC Merger Sub Activities	61
5.7	Absence of Changes	62
5.8	Actions	62
5.9	Finders and Brokers	62
5.10	Ownership of PubCo Common Stock	62
5.11	Investment Company Act	62
5.12	Private Placement	62
5.13	Information Supplied	63
5.14	PubCo Acknowledgement	63
Article VI REPRESENTATIONS AND WARRANTIES OF THE Company		64
6.1	Organization and Standing	64
6.2	Authorization; Binding Agreement	65

6.3	Capitalization	65
6.4	Governmental Approvals	67
6.5	Non-Contravention	68
6.6	Financial Statements	68
6.7	Absence of Certain Changes	69
6.8	Compliance with Laws	70
6.9	Company Permits	70
6.10	Litigation	70
6.11	Material Contracts	71
6.12	Intellectual Property	73
6.13	Taxes and Returns	76
6.14	Real Property	77
6.15	Personal Property	77
6.16	Employee Matters	78
6.17	Company Benefit Plans	79
6.18	Environmental Matters	82
6.19	Transactions with Related Persons	83
6.20	Insurance	84
6.21	Data Protection and Cybersecurity	84
6.24	Certain Business Practices	86
6.25	Anti-Money Laundering	87
6.26	Sanctions	87
6.27	Trade Compliance	88
6.28	Investment Company Act	88
6.29	Private Placement	88
6.30	Takeover Statutes and Charter Provisions	88
6.31	Finders and Brokers	89
6.32	Information Supplied	89
6.33	No Other Representations	89
Article VII COVENANTS		90
7.1	Access and Information	90
7.2	Conduct of Business of the Company Entities, PubCo, and SPAC Merger Sub.	90
7.3	Conduct of Business of SPAC	94
7.4	Annual and Interim Financial Statements	96

7.5	Interim Period Control	97
7.6	SPAC Public Filings	97
7.7	Stock Exchange Listing	97
7.8	Taxes	97
7.9	No Solicitation	98
7.10	No Trading	99
7.11	Notification of Certain Matters	99
7.12	Regulatory Approvals	100
7.13	Further Assurances	101
7.14	The Registration Statement	102
7.15	Public Announcements	105
7.16	Confidential Information	107
7.17	Post-Closing PubCo Board of Directors and Officers	108
7.18	Indemnification of Directors and Officers; Tail Insurance	108
7.19	Transaction Expenses; Trust Account Proceeds	110
7.20	Delisting and Deregistration	111
7.21	PubCo Organizational Documents	111
7.22	New Registration Rights Agreement	111
7.23	Lock-up Agreements	111
7.24	PIPE Investment	111
7.25	PubCo Employee Plans	111
7.26	Stockholder Litigation	112
7.27	Tokenization	112
Article VIII CLOSING CONDITIONS		112
8.1	Conditions to Each Party’s Obligations	112
8.2	Conditions to Obligations of Company, PubCo, and SPAC Merger Sub	113
8.3	Conditions to Obligations of SPAC	114
8.4	Frustration of Conditions	115
Article IX TERMINATION		115
9.1	Termination	115
9.2	Effect of Termination	116
Article X WAIVERS AND RELEASES		117
10.1	Waiver of Claims Against Trust	117

Article XI MISCELLANEOUS		118
11.1	Survival	118
11.2	Notices	118
11.3	Binding Effect; Assignment	119
11.4	Third Parties	119
11.5	Fees and Expenses	120
11.6	Governing Law; Jurisdiction; Waiver of Jury Trial	120
11.7	Specific Performance	121
11.8	Severability	121
11.9	Amendment	121
11.10	Entire Agreement	121
11.11	Waiver	122
11.12	Counterparts	122
11.13	No Recourse	122
11.14	Legal Representation	123
11.15	Cumulative Remedies	123

EXHIBITS
Exhibit A(i)	Form of Sponsor Support Agreement
Exhibit A(ii)	Form of Company Stockholder Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of New Registration Rights Agreement
Exhibit D	Form of PIPE Subscription Agreement
Exhibit E	Form of Certificate of Incorporation of PubCo
Exhibit F	Form of Bylaws of PubCo
Exhibit G	Form of Company Stockholder Written Consent

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 27, 2025 by and among Cantor Equity Partners II, Inc., a Cayman Islands exempted company (“SPAC”), Securitize, Inc., a Delaware corporation (the “Company”), Securitize Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“PubCo”), Senna Merger Sub, Inc, a Delaware corporation and wholly-owned Subsidiary of SPAC (“Company Merger Sub”), and Pinecrest Merger Sub, a Cayman Islands exempted company and wholly-owned Subsidiary of PubCo (“SPAC Merger Sub”). SPAC, the Company, PubCo, Company Merger Sub and SPAC Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, PubCo is a newly incorporated Delaware corporation, incorporated for the purpose of participating in the Transactions, that (a) is a direct wholly owned Subsidiary of the Company and (b) is treated as a corporation for U.S. federal income tax purposes;

WHEREAS, Company Merger Sub is a newly incorporated Delaware corporation, incorporated for the purpose of participating in the Transactions, that is a direct wholly owned Subsidiary of SPAC;

WHEREAS, SPAC Merger Sub is a newly incorporated Cayman Islands exempted company, incorporated for the purpose of participating in the Transactions, that (a) is a direct wholly owned Subsidiary of PubCo and (b) has for U.S. federal income tax purposes elected to be disregarded as an entity separate from PubCo effective as of the date of SPAC Merger Sub’s incorporation;

WHEREAS, SPAC is a Cayman Islands exempted company structured as a blank check company incorporated for the sole purpose of effecting a share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby:

(a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving company and a direct wholly owned Subsidiary of PubCo (the “SPAC Merger”), and with SPAC Shareholders receiving shares of PubCo Common Stock in exchange for their SPAC Shares in accordance with the terms of this Agreement, including Article II;

(b) following the SPAC Merger and prior to the Company Merger (as defined below), SPAC Merger Sub will distribute all of the issued and outstanding equity interests of Company Merger Sub to PubCo, as a result of which Company Merger Sub shall become a direct wholly owned Subsidiary of PubCo (the “Company Merger Sub Distribution”);

(c) following the Company Merger Sub Distribution, and at least two (2) hours after the SPAC Merger, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned Subsidiary of PubCo (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), and with Company Stockholders receiving shares of PubCo Common Stock in exchange for their shares of Company Stock in accordance with the terms of this Agreement, including Article II; and

(d) as a result of the Mergers, PubCo will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement and in connection with the Transactions, PubCo, SPAC and Cantor EP Holdings II, LLC, a Delaware limited liability company (the “Sponsor”), have entered into a Sponsor Support Agreement, substantially in the form attached as Exhibit A(i) (the “Sponsor Support Agreement”), pursuant to which the Sponsor, among other things, agrees to: (a) waive its anti-dilution rights under the SPAC Memorandum with respect to the SPAC Class B Ordinary Shares; (b) subject certain of the SPAC Class B Ordinary Shares to potential cancellation for no consideration based on the number of SPAC Class A Ordinary Shares that remain outstanding as of the Closing; (c) subject certain of the shares of PubCo Common Stock received in the SPAC Merger in respect of the SPAC Class B Ordinary Shares to potential forfeiture pending the achievement of certain targets and subject to the terms therein; and (d) vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement and in connection with the Transactions, and as an inducement to SPAC’s willingness to enter into this Agreement, certain Company Stockholders have entered into the Company Stockholder Support Agreement with SPAC, PubCo, and the Company substantially in the form attached as Exhibit A(ii) (the “Company Stockholder Support Agreement”), pursuant to which, among other things, each such Company Stockholder executing the Company Stockholder Support Agreement agrees to (a) subject to certain exceptions, not transfer Company Stock, (b) vote their Company Stock (to the extent such Company Stock has voting rights) in favor of the adoption and approval of this Agreement, the Ancillary Documents to which the Company or any other Company Entity is a party and the Transactions (including by execution and delivery of the Company Written Consent on the date of this Agreement), the Company Merger and the other Transactions; and (c)  consent to the termination of the Voting Agreement, the Investors’ Rights Agreement and the Right of First Refusal and Co-Sale Agreement (collectively, the “Existing Company Governance Agreements”), such termination to occur substantially contemporaneously with, and subject to the consummation of the Mergers;

WHEREAS, on or prior to the Closing Date, PubCo and each of the Company Stockholders shall enter into a Lock-Up Agreement substantially in the form attached as Exhibit B (the “Lock-Up Agreement”), pursuant to which, among other things, the Company Stockholders will agree not sell, for the applicable period set forth in the Lock-Up Agreement, the shares of PubCo Common Stock that they will receive as a result of the Transactions;

WHEREAS, on or prior to the Closing Date, PubCo, Sponsor and certain Company Stockholders shall enter into a registration rights agreement substantially in the form attached as Exhibit C (the “New Registration Rights Agreement”), which agreement shall (a) provide the parties with certain registration rights in respect of the shares of PubCo Common Stock held by such parties and (b) supersede in all respects any prior registration rights agreement or instrument with similar effect entered into by PubCo, Sponsor or such Company Stockholders with respect to any Equity Interests of PubCo and/or the Company;

WHEREAS, on or around the date of this Agreement, the PIPE Investors have agreed to subscribe for and purchase 22,500,000 SPAC Class A Ordinary Shares at $10.00 per share for an aggregate purchase price equal to $225,000,000 (as may be reduced by any Open-Market Purchase Shares and/or Currently Owned Shares pursuant to the exercise of the Reduction Right (as each such term is defined in the PIPE Subscription Agreements), to the extent permitted by, and in accordance with the terms and conditions of, the PIPE Subscription Agreements) (the “PIPE”), pursuant to subscription agreements entered into with SPAC, Company and PubCo, substantially in the form set forth on Exhibit D (the “PIPE Subscription Agreements”), with the consummation of the PIPE to occur immediately prior to, and subject to, the consummation of the SPAC Merger;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement, the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders; and

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents to which the Company is a party and the Transactions (including the Company Merger) are advisable, fair to, and in the best interests of, the Company, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which the Company is a party and the Transactions (including the Company Merger) in accordance with the DGCL and the Organizational Documents of the Company, (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is a party and the Transactions (including the Company Merger) by the Company Stockholders, (d) directed that this Agreement, the Ancillary Documents to which the Company is a party and the Transactions (including the Company Merger) be submitted to the Company Stockholders for adoption and approval by the Company Stockholders (collectively, the “Company Approval Matters”), and (e) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Company Approval Matters, and execute and deliver the Company Written Consent; and

WHEREAS, the respective boards of directors of PubCo, SPAC Merger Sub and Company Merger Sub have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions (including the Mergers to which they are a party, as applicable) are advisable and in the best interests of their respective companies and shareholders or other equityholders (as applicable) and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions to the full extent required by applicable Law and in the manner required by their respective Organizational Documents, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” means, (I) as to the Company, PubCo or SPAC Merger Sub, other than the Transactions and other than any acquisition or disposition of non-material assets in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries, in each case, whether such transaction takes the form of a sale of Equity Interests or other securities, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries and (II) as to SPAC, other than the Transactions, a Business Combination.

“Action” means any claim, demand, charge, action, examination, petition, suit, litigation, audit, complaint, stipulation, assessment, arbitration or mediation, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person (as of the date on which, or at any time during the period for which, the determination of affiliation is being made), whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all Software implementations of any of the foregoing, and related hardware or equipment.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Sponsor Support Agreement, the Company Stockholder Support Agreement, the Lock-Up Agreement, the New Registration Rights Agreement, the PIPE Subscription Agreements, the Company Written Consent, the Certificate of Incorporation and Bylaws of PubCo, and any agreements relating to or instruments governing any Additional Permitted Financing.

“Anti-Corruption Laws” means all applicable Laws, regulations, requirements or guidelines, that are principally directed at the prevention of bribery, corruption, fraud, money-laundering, or other improper payments or benefits, in all jurisdictions applicable to each of the Company Entities, including the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010.

“Anti-Money Laundering Laws” means all applicable Laws, regulations, requirements or guidelines, that are principally directed at the prevention, detection, investigation, or prosecution of money laundering, terrorist financing, or similar financial crimes, in all jurisdictions applicable to each of the Company Entities, including the United Kingdom Sanctions and Anti-Money Laundering Act 2018, the United Kingdom Proceeds of Crime Act 2002, the United States Anti-Money Laundering Act of 2020, Currency and Foreign Transactions Reporting Act of 1970, and applicable provisions of the US PATRIOT Act of 2001.

“Antitrust Law” means any Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or substantial lessening of competition.

“Appraisal Shares” means all shares of Company Stock held by a Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Company Stock.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“B8 Convertible Promissory Notes” means those certain Convertible Promissory Notes, Note Series 2025A, issued by the Company to the noteholders thereof pursuant to the terms of a Promissory Note Purchase Agreement, dated September 29, 2025, among the Company and the noteholders thereof.

“B8 Convertible Promissory Notes Fully-Diluted Company Shares” means the number of shares of Company Common Stock issuable upon the conversion of the B8 Convertible Promissory Notes pursuant to the Convertible Notes Conversion minus the number of shares of Company Common Stock that would be issuable upon the conversion of the B8 Convertible Promissory Notes pursuant to the Convertible Notes Conversion if the conversion price were equal to the product of (i) ten dollars ($10.00) multiplied by (ii) the Company Exchange Ratio, in each case determined on an as-converted basis.

“Block” means that data record of all transaction information made during a specific time frame on a Blockchain Network.

“Blockchain” means a distributed ledger of transactions created by Software that relies on advanced cryptography and a consensus mechanism to verify and record information.

“Blockchain Network” means the network of computers that have downloaded and are running the publicly available protocol for a given Blockchain.

“Business Combination” has the meaning set forth in the SPAC Memorandum as in effect on the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, and the Cayman Islands are authorized or required by Law to close for business.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Islands Law” means all Laws of the Cayman Islands, including the Cayman Act.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Acquisition Proposal” means an Acquisition Proposal with respect to the Company, PubCo or SPAC Merger Sub.

“Company Approval Requirement” means the approval (a) by written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis, (b) by written consent or the affirmative vote of holders of shares of Company Common Stock (other than the Company Class A Common Stock) and Company Preferred Stock (voting as a single class and with the Company Preferred Stock voting on an as converted to Company Common Stock basis), present in person or represented by proxy at the Company Stockholders Meeting, representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote (in each case pursuant to the terms and subject to the conditions set forth in the Company’s Organizational Documents and applicable Law) and (c) the holders of at least a majority of the outstanding shares of the Company Preferred Stock (including shares of Company Preferred Stock issuable upon conversion of the Convertible Notes held by BLK SMI, LLC and its affiliates).

“Company Benefit Plan” means any material (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) other employee plan, agreement, arrangement, program, policy or practice providing for compensation or benefits, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, commission, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, health and welfare, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, pay in lieu of notice, end of service gratuity, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) employment, consulting, or other individual services agreement, which in the case of each of the prior clauses (i), (ii) and (iii), is sponsored or maintained by any of the Company Entities, or to which any of the Company Entities contributes or is required to contribute or is a party, on behalf of current or former employees, officers, Contract Workers or directors of any of the Company Entities or their spouses, beneficiaries or dependents, or with respect to which any of the Company Entities has or may have any liability, contingent or otherwise, including any such plan, program, policy, practice, contract, agreement or other arrangement that is provided or sponsored by a PEO under which a current or former employee, officer, Contract Worker, director, or other service provider of any of the of the Company Entities may be eligible to receive benefits in connection with any of the Company Entities’ engagement of a PEO; provided, that in no event shall a Company Benefit Plan include any plan, policy, program or arrangement that is mandated, sponsored or maintained by a Governmental Authority.

“Company Class A Common Stock” means those shares of Company Common Stock that are designated Class A Common Stock, par value $0.0001 per share.

“Company Common Stock” means the Common Stock, par value $0.0001 per share, of the Company, including those shares of Common Stock that are designated Class A Common Stock pursuant to the Company’s Organizational Documents; provided that, for the avoidance of doubt, in this Agreement the defined term “Company Class A Common Stock” is also used to separately refer solely to the shares of Common Stock that are designated Class A Common Stock.

“Company Convertible Promissory Notes” means those certain Convertible Promissory Notes, including (i) Note Series 2024A, issued by the Company to the noteholders thereof pursuant to the terms of a Promissory Note Purchase Agreement, dated January 19, 2024, among the Company and the noteholders thereof and (ii) B8 Convertible Promissory Notes.

“Company Convertible Securities” means the Convertible Securities with respect to the Company, including, among others, the Company Convertible Promissory Notes, the Company SAFE Notes, the NHTV Side Letter and the Company Warrants (and for the avoidance of doubt, excluding the Company Equity Awards).

“Company Data” means all data (including Personal Information) collected, generated, or received by the Company Entities in connection with the marketing, delivery, or use of any Company Services, including Company-Licensed Data and Company-Owned Data.

“Company-Licensed Data” means all data that is Processed by any of the Company Entities which is owned, held, or controlled by a third party.

“Company-Owned Data” means each element of data collected, generated, or received by the Company Entities that any of the Company Entities owns, holds or controls, or purports to own, hold or control.

“Company Earnout Shares” means 6,250,000 shares of PubCo Common Stock.

“Company Earnout Stockholders” means the holders of Company Common Stock (after giving effect to the Conversions), Company Warrants and Company Equity Awards, in each case, as of immediately prior to the Closing.

“Company Entities” means the Company and each of its Subsidiaries, collectively (and “Company Entity” shall mean any one of them).

“Company Equity Awards” means the Company Options and any other conditional rights to receive Company Stock (or the beneficial interest in Company Stock), and any other equity or equity-based incentive awards of the Company that are or have been issued from time to time under any Company Share Plan.

“Company Exchange Ratio” means the quotient (expressed as a number) of (a) the Equity Value divided by (b) the Fully-Diluted Company Shares, divided by (c) ten dollars ($10.00). For illustration purposes only, assuming the Equity Value is $1,257,335,540 and the sum of the Fully-Diluted Company Shares is 27,240,928, the Company Exchange Ratio would be 4.615.

“Company Expenses” means any out-of-pocket fees, costs and expenses paid or payable by or on behalf of any of the Company, PubCo, SPAC Merger Sub or any of their respective Subsidiaries in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, Contract Worker, director or officer of any of the Company Entities at or after the Company Closing pursuant to any agreement to which any of the Company Entities is a party prior to the Company Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith); (c) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 7.12 (including filing fees allocated pursuant to Section 7.12(b)); and (d) all costs, fees and expenses related to the Company D&O Tail Insurance.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3(Capitalization) and Section 6.31 (Finders and Brokers).

“Company Intellectual Property” means, collectively, any and all Owned Intellectual Property and Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and Liabilities, results of operations or financial condition of the Company Entities, taken as a whole or (ii) the ability of any of the Company Entities, PubCo or SPAC Merger Sub to consummate the Transactions or to perform its obligations under this Agreement or any Ancillary Document to which it is a party or bound; provided, however, that in respect of clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Document; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate; (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (f) any failure in and of itself of any Company Entity to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in or contributed to a Company Material Adverse Effect); (g) any action taken by or at the express written request of an authorized officer of SPAC (other than actions contemplated by this Agreement or any Ancillary Document); (h) any matter existing as of the date of this Agreement to the extent expressly set forth on the Company Disclosure Schedules; (i) changes or conditions generally affecting the industries in which the Company or its subsidiaries operate; (j) any change in the price or relative value of, or the trading volume (including any halt or suspension in trading) on any exchange of, any digital currency, cryptocurrency or other blockchain-based tokens or assets, including Bitcoin (provided that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in or contributed to a Company Material Adverse Effect); (k) any change in existence or legality of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case, including Bitcoin (provided that the exception in this clause (k) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in or contributed to a Company Material Adverse Effect); (l) any change to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms of any digital currency, cryptocurrency or other blockchain-based tokens or assets, including any “halving”, or the affects thereof (provided that the exception in this clause (l) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in or contributed to a Company Material Adverse Effect); or (m) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); provided, that in the case of each of clauses (a), (b), (j), (k), (l) and (m), any such Event shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Event has a disproportionate and adverse effect on the Company Entities, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate.

“Company Merger Consideration Shares” means the aggregate number of shares of PubCo Common Stock to be issued pursuant to clause (a) of the definition of Per Share Company Merger Consideration in connection with the Company Closing and the Transactions.

“Company Merger Filing Documents” means the Company Certificate of Merger together with such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other Law to make the Company Merger effective.

“Company Merger Shares” means a number of shares of PubCo Common Stock equal to the sum of (a) the Company Merger Consideration Shares plus (b) the Company Earnout Shares.

“Company Merger Sub Common Stock” means the shares of common stock of Company Merger Sub.

“Company Merger Sub Shareholder Approval” means the approval of the shareholders of Company Merger Sub required to approve the Company Merger Sub Shareholder Approval Matters, as determined in accordance with the Organizational Documents of Company Merger Sub and the DGCL.

“Company Merger Sub Shareholder Approval Matters” means the approval by the shareholders of Company Merger Sub of (a) the entry into this Agreement and any Ancillary Document to which Company Merger Sub is a party, (b) the Company Merger, (c) the filing of the Company Certificate of Merger and (d) the Transactions.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under any Company Share Plan.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B-1 Preferred Stock, the Company Series B-2 Preferred Stock, the Company Series B-3 Preferred Stock and the Company Series B-4 Preferred Stock.

“Company SAFE Notes” means those certain Simple Agreements for Future Equity instruments executed by the Company and certain investors in the Company, in the aggregate representing total proceeds of $4,845,000.00.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B-3 Preferred Stock” means the Series B-3 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B-4 Preferred Stock” means the Series B-4 Preferred Stock, par value $0.0001 per share, of the Company. “Company Services” means each product, service, solution or offering anywhere in the world that is Developed by or on behalf of the Company or any other Company Entities that (a) has been sold, marketed or made available to third parties by any of the Company Entities at any time during the three-year period preceding the date of this Agreement or (b) that, as of the date of this Agreement is, in whole or in part, in Development stage, including digital transfer agent services, providing platforms for primary and secondary sales of digital assets, advising asset managers with respect to tokenized securities, providing fund administration services with respect to Digital Assets and investor onboarding and management services.

“Company Share Plan” means the Company’s 2018 Equity Incentive Plan, as amended from time to time, and any other equity incentive plan, scheme or other employee compensation plan or scheme covering any equity or equity-based incentive awards of the Company.

“Company Smart Contracts” mean any and all Smart Contracts Developed, owned or controlled by any of the Company Entities.

“Company Software” means any and all proprietary Software that is owned or purported to be owned by any of the Company Entities.

“Company Source Code” means, collectively, any Software source code of any Company Software.

“Company Stock” means, collectively, the Company Common Stock (including, for the avoidance of doubt, the Company Class A Common Stock) and the Company Preferred Stock.

“Company Stockholder” means any holder of any shares of Company Stock.

“Company Warrants” means those certain warrants to purchase shares of Preferred Stock issued by the Company pursuant to that certain Warrant to Purchase Shares of Preferred Stock, dated March 6, 2025, by and between J Digital 6 LLC and the Company.

“Company Written Consent” means the irrevocable written consent to resolutions of the Company Stockholders in the form attached as Exhibit G in favor of the approval and adoption of the Company Approval Matters and executed by sufficient Company Stockholders to meet the Company Approval Requirement.

“Computer Security Incident” means any data or security breaches, unauthorized access, acquisition, Processing, exfiltration, modification or disclosure, encryption, compromise, misuse, loss, or unavailability of Personal Information, Non-Public Information, Software or IT Systems.

“Confidential Company Information” means all Confidential Information regarding the Company Entities that is or was furnished by or on behalf of the Company to SPAC and its Representatives (as defined in the Confidentiality Agreement) in connection with the Transactions.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Confidential SPAC Information” means all Confidential Information regarding the Company that is or was furnished by or on behalf of SPAC to the Company and its Representatives (as defined in the Confidentiality Agreement) in connection with the Transactions.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, executed August 5, 2025, by and between SPAC and the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees, contingent workers, or other agents employed or used with respect to the operation of the business of the Company Entities and classified by any of the Company Entities as other than employees or compensated other than through wages paid by the Company through its payroll department (and, for the United States only, reported on a form W-2).

“Contracts” means any legally binding contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages, debt instruments, and purchase orders, and other instruments or obligations of any kind (including any amendments and other modifications thereto), whether written or oral.

“Conversions” means the Preferred Stock Conversion, the Convertible Notes Conversion, the SAFE Notes Conversion and the NHTV Conversion.

“Convertible Securities” means, with respect to any Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter Developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Delaware Law” means all Laws of the State of Delaware, including the DGCL.

“Develop”, “Developed” or “Development” means any conception, reduction to practice, invention (whether patentable or unpatentable and whether or not reduced to practice), creation, formulation, design, enhancement, prototyping, architecting, origination, generation, adapting, testing, discovery, editing, modification, updating, improvement or development (and any contribution to the foregoing), whether independently or jointly.

“DGCL” means the General Corporation Law of the State of Delaware.

“Digital Asset” means digital assets, tokens, cryptocurrencies and any other cryptographically secured digital representation of value or contractual rights that uses a form of distributed ledger or similar technology and can be transferred, stored or traded electronically.

“Environmental Laws” means all foreign federal, state and local Laws as in effect on or prior to the date of this Agreement arising out of or relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials) (b) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient surface water, ground water, land surface or subsurface strata); and (c) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Equity Interests” means, in respect of any Person, (a) any capital stock, shares, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person; (b) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights; and (c) any Convertible Security, including any option, warrant, purchase right, conversion right, exchange right, preemptive or similar right or other Contract which would entitle any other Person to acquire any such interest in any such Person or otherwise entitle any other Person to share in the equity, profits or earnings of such Person.

“Equity Value” means $1,250,000,000 plus the aggregate exercise price of the first tranche of the Company Warrants and the vested Company Equity Awards that are included in the calculation of Fully-Diluted Company Shares (which, for the avoidance of doubt, shall not include any exercise price or other adjustments in respect of the B8 Convertible Promissory Notes Fully-Diluted Company Shares or the NHTV Fully-Diluted Company Shares).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Company Expenses.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 1, 2025, by and between SPAC and Sponsor.

“Fraud Claim” means any claim of fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and an actual knowledge or belief (as opposed to constructive, imputed or implied knowledge or belief) that such statement is false and which requires the elements of fraud defined by Delaware common law other than to the extent set forth in the final sentence of this definition) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence.

“Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock as of immediately prior to the Company Merger Effective Time, determined on a fully-diluted basis assuming (a) all of the Company Common Stock underlying all outstanding vested Company Equity Awards (whether exercised or not exercised) are deemed to be outstanding, (b) the conversion of all shares of Company Preferred Stock to shares of Company Common Stock in accordance with the terms of such shares of Company Preferred Stock; (c) all of the Company Common Stock underlying (i) all outstanding vested Company Warrants (whether exercised or not exercised) and (ii) to the extent not included in clause (i), the first tranche of the Company Warrants if such tranche remains outstanding and capable of vesting in accordance with the terms of the Company Warrants; (d) the conversion of all Company Convertible Securities to shares of Company Common Stock in accordance with the terms of such Company Convertible Securities; provided that (x) with respect to the B8 Convertible Promissory Notes, only the B8 Convertible Promissory Notes Fully-Diluted Company Shares shall be included in Fully-Diluted Company Shares and (y) with respect to the NHTV Side Letter, only the NHTV Fully-Diluted Company Shares shall be included in Fully-Diluted Company Shares; provided that Fully-Diluted Company Shares shall not include shares of Company Common Stock issued or issuable (I) pursuant to the Company Warrants (other than as set forth in the preceding clause (c)) or (II) upon the exercise of Company Options that are not vested as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Generative AI Tools” means AI Technology capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied inputs or prompts.

“Government Official” means (a) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (b) any political party, political party official, or political party employee; (c) any candidate for public or political office; (d) any royal or ruling family member; or (e) any agent or representative of any of those Persons listed in subcategories (a) through (d).

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Hazardous Materials” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals; (b) the principal and interest components of capitalized lease obligations under GAAP; (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn); (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments; (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby); (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,”; (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person; (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g); and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Information Security Program” means an information security program that is designed to comply with industry standard practices and with Privacy Laws and that includes: (i) policies and procedures regarding the Processing of Company Data, Non-Public Information, and Personal Information; (ii) administrative, technical and physical measures, security systems and safeguards designed to protect the security, confidentiality, and integrity of any Company Data, Non-Public Information, or Personal Information Processed by or for the Company Entities; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities and (iv) protections against Computer Security Incidents.

“Initial Conversion Ratio” means the conversion of SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares on a one-for-one basis.

“Intellectual Property” means all intellectual property and proprietary rights arising anywhere worldwide, including any and all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) Software, all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (i) all rights and powers to assert, defend and recover title to any of the foregoing; (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investors’ Rights Agreement” means that certain Fourth Amended and Restated Investors’ Rights Agreement, made as of January 19, 2024, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).

“IPO” means the initial public offering of SPAC Class A Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of May 1, 2025, and filed with the SEC on May 2, 2025 (Files No. 333-285681 and 333-286916).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, collectively, the hardware, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation owned, leased or licensed by any of the Company Entities and used in their business as currently conducted.

“Knowledge” means, with respect to (a) the Company or PubCo, the actual knowledge of Persons set forth on Section 1.1 of the Company Disclosure Schedules, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports responsible for the applicable subject matter; (b) SPAC, the actual knowledge of Persons set forth on Section 1.1(a) of the SPAC Disclosure Schedules, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports responsible for the applicable subject matter; and (c) any other Party, the actual knowledge of its executive officers, directors or secretary, in each case of clauses (a), (b) and (c), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“KPMG Audited 2024 Financials” means the consolidated balance sheets of the Company and the other Company Entities as of December 31, 2024, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then-ended, in each case, audited in accordance with PCAOB standards and including the notes thereto and the report of KPMG LLP.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common law, civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Company Entities or to which the Company Entities otherwise have a right to use.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to any of the Company Entities.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Measurement Period VWAP” means the volume weighted average price of a share of PubCo Common Stock, as reported on the Trading Market, determined for any Trading Days that occur during the Measurement Period (as reported on Bloomberg).

“Minimum Cash Amount” means one hundred million dollars ($100,000,000.00).

“Nasdaq” means the Nasdaq Stock Market.

“NHTV Side Letter” means that certain Letter Agreement, dated June 2, 2021, by and between NHTV Sierra Holdings LLC and the Company.

“NHTV Fully-Diluted Company Shares” means the number of shares of Company Common Stock issuable pursuant to the exercise of the option pursuant to the NHTV Side Letter minus the number of shares of Company Common Stock that would be issuable pursuant to the exercise of the option pursuant to the NHTV Side Letter if the exercise price were equal to the product of (i) ten dollars ($10.00) multiplied by (ii) the Company Exchange Ratio, in each case determined on an as-converted basis.

“Node” means a device that can connect to a Blockchain via a peer-to-peer network and verify incoming Blocks and transactions as well as broadcast transactions back to the Blockchain Network.

“Non-Public Information” means any non-public information of or concerning the Company Entities or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms and other Proprietary Information, whether existing or being developed.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model including Software licensed, provided, or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Organizational Documents” means, with respect to any Person that is not an individual, the legal document(s) by which such Person establishes its legal existence or by which the internal affairs of such Person are governed, including in the case of a Person (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum of association and articles of association (in respect of a Cayman Islands exempted company) or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any of the Company Entities.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, that are the subject of any patent or patent application, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PEO” means Professional Employer Organization.

“Per Share Company Merger Consideration” means, for each share of Company Common Stock being converted in the Company Merger (after giving effect to the Conversions), (a) a number of shares of validly issued, fully paid and nonassessable PubCo Common Stock equal to the Company Exchange Ratio and (b) the right to receive the Stockholder Earnout Portion of the Company Earnout Shares to the extent issued pursuant to and in accordance with the terms of Section 2.16.

“Per Share Merger Consideration” means the Per Share SPAC Merger Consideration or the Per Share Company Merger Consideration, as the context may require.

“Per Share SPAC Merger Consideration” means for each SPAC Ordinary Share being converted in the SPAC Merger, one share of validly issued, fully paid and nonassessable PubCo Common Stock.

“Permits” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b)other Liens imposed by operation of Law arising in the Ordinary Course for amounts which are not due and payable and as would not in the aggregate adversely affect the value of, or adversely interfere with the use of, the property subject thereto, (c) Liens expressly identified in the Company Audited Financial Statements, (d) Liens existing on the date of this Agreement and listed on Section 1.1 of the Company Disclosure Schedules, (e) Liens constituting non-exclusive licenses or sublicenses of, or covenants not to sue with respect to, any Intellectual Property entered into in the Ordinary Course or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, firm, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by, considered personally identifiable information or personal data under, applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investments” means the PIPE.

“PIPE Investors” means, collectively, the Subscribers (as such term is defined in the PIPE Subscription Agreements).

“Privacy Laws” means all Laws pertaining to (i) privacy, information security, cyber security, data protection, security incident notification, e-commerce, marketing, and electronic and telephonic communications; and (ii) the Processing of Personal Information.

“Process” or “Processing” (and any inflection thereof) means any operation or set of operations that are performed with respect to any data or information, whether or not by automated means. Processing includes the access, acquisition, collection, use, recording, organization, structuring, adaptation, alteration, retrieval, combination, erasure, storage, retention, sharing, distribution, transfer, disclosure, destruction, disposal, aggregation, deidentification, or any other processing of data or information in any medium.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, formulas, algorithms, procedures, methods, techniques, Developments, know-how, research and development, technical data, tools, materials, specifications, processes, apparatus, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, build instructions, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts and methods, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“PubCo Common Stock” means the shares of common stock, par value $0.0001 per share, of PubCo.

“PubCo Fundamental Representations” means the representations and warranties made by PubCo pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.9 (Finders and Brokers).

“PubCo Organizational Documents” means the certificate of incorporation and bylaws of PubCo as of the date of this Agreement, as in effect under the DGCL.

“Redemption Amount” means the aggregate amount actually payable from the Trust Account with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum.

“Redemption Right” means the election of an eligible (as determined in accordance with the SPAC Memorandum) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount then on deposit in the Trust Account (including any amounts drawn down by SPAC pursuant to the Sponsor Note and added to the Trust Account to fund a portion of the Redemption Amount and the interest earned on the funds held in the Trust Account, but net of Taxes payable (as determined in accordance with the SPAC Memorandum)) in connection with the Business Combination.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata.

“Remedial Action” means all action required under applicable Laws (i) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (ii) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (iii) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, legal counsel and accountants), agents and other representatives of such Person or his, her or its Affiliates.

“Right of First Refusal and Co-Sale Agreement” means that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, made as of January 19, 2024, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).

“SAFE Note Exchange Ratio” means the exchange ratio determined in accordance with the terms of any Company SAFE Note.

“Sanctions” means (i) the economic, financial and trade sanctions Laws or restrictive measures administered, implemented, enacted or enforced by any Sanctions Authority; and (ii) any other applicable economic, financial and trade sanctions Laws or restrictive measures administered, implemented, enacted or enforced by any comparable Governmental Authority that do not conflict with the measures referred to in the foregoing clause (i).

“Sanctions Authority” means any Governmental Authority of (i) the United States of America (including OFAC, the U.S. Department of State and the U.S. Department of Commerce Bureau of Industry and Security); (ii) the United Kingdom (including the Office of Financial Sanctions Implementation in His Majesty’s Treasury, the Office of Trade Sanctions Implementation in the Department of Business and Trade, and His Majesty’s Revenue and Customs); (iii) the European Union (including individual EU Member States); (iv) the United Nations (including the United Nations Security Council and any United Nations Security Council Sanctions Committee); and (v) the United Arab Emirates.

“Sanctions List” means any Sanctions-related list maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, lists maintained by the U.S. Department of State, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission, the UK Sanctions List maintained by the UK Government, and/or any other similar or equivalent list maintained by, or public announcement of Sanctions, blocking, designation or asset freeze made by any Sanctions Authority.

“Sanctions Restricted Person” means any Person that is (a) listed or referred to on any Sanctions List, whether by name or description; (b) located, resident or domiciled in, a national or incorporated, constituted or organized under the Laws of, or that is or is part of a Governmental Authority of, a country or territory that is subject to comprehensive country- or territory-wide sanctions under Sanctions or Trade Laws, including Iran, Cuba, Syria, Crimea, and North Korea, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine and such other regions of Ukraine where such activities would be prohibited by applicable Law, as well as Russia and Belarus; or (c) “owned” or “controlled” by, or “acting on behalf of or at the direction” of (as those terms are defined or understood under relevant Sanctions and associated guidance), a Person referred to in the foregoing clauses (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Smart Contract” means a software program that self-executes on Nodes in a Blockchain Network.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, Smart Contracts, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, Development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and Develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC Acquisition Proposal” means an Acquisition Proposal with respect to SPAC or Company Merger Sub.

“SPAC Class A Ordinary Shares” means a Class A ordinary share of SPAC, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means a Class B ordinary share of SPAC, par value $0.0001 per share.

“SPAC Expenses” means any out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC or Company Merger Sub (whether or not billed or accrued for) as a result of or in connection with the preparation, negotiation, documentation, execution, performance or consummation of this Agreement or any Ancillary Document and the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including the business combination marketing fee payable by SPAC to Cantor Fitzgerald & Co., the M&A financial advisory fee payable by SPAC to Cantor Fitzgerald & Co., and any placement agent fees payable to Cantor Fitzgerald & Co. and Citibank, N.A. in respect of any PIPE Investment; (b) Transfer Taxes; (c) the repayment of any outstanding SPAC Loans and any other outstanding promissory notes owed to Sponsor or any other Affiliates of SPAC; (d) any filing fees in connection with obtaining regulatory approvals or similar filings with Governmental Authorities (including filing fees allocated pursuant to Section 7.12(b)); and (e) all costs, fees and expenses related to the SPAC D&O Tail Insurance.

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.15 (Finders and Brokers), and Section 4.20 (SPAC Trust Account).

“SPAC Loans” means the loans made or to be made to SPAC by the Sponsor for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC, including pursuant to the Sponsor Loan and the Sponsor Note.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including any binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any action taken by or at the express written request of an authorized officer of, the Company (other than actions contemplated by this Agreement or any Ancillary Document), (g) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (h) the consummation and effects of any redemption pursuant to the Redemption Rights or the failure to obtain the Required Shareholder Approval, (i) any Events generally applicable to blank check companies or the market in which blank check companies operate; (j) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Schedules; (k) any change in the price or relative value of, or the trading volume (including any halt or suspension in trading) on any exchange of, any digital currency, cryptocurrency or other blockchain-based tokens or assets, including Bitcoin (provided that the exception in this clause (k) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in or contributed to a SPAC Material Adverse Effect); (l) any change in existence or legality of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case, including Bitcoin (provided that the exception in this clause (l) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in or contributed to a SPAC Material Adverse Effect); (m) any change to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms of any digital currency, cryptocurrency or other blockchain-based tokens or assets, including any “halving”, or the affects thereof (provided that the exception in this clause (m) shall not prevent or otherwise affect a determination that any Event underlying such change has resulted in or contributed to a SPAC Material Adverse Effect); or (n) any Events that are cured by SPAC prior to the SPAC Closing; provided, that in the case of each of clauses (a), (b), (g), (i), (k), (l) and (m), any such Event shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or could reasonably be expected to occur to the extent such Event has a disproportionate and adverse effect on SPAC relative to other blank check companies.

“SPAC Memorandum” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act.

“SPAC Merger Filing Documents” means the SPAC Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other Law to make the SPAC Merger effective.

“SPAC Merger Sub Ordinary Shares” means the ordinary shares of SPAC Merger Sub, par value $0.01 per share.

“SPAC Merger Sub Shareholder Approval” means the vote during a general meeting or unanimous written resolution of the shareholder(s) of SPAC Merger Sub required to approve the SPAC Merger Sub Shareholder Approval Matters.

“SPAC Merger Sub Shareholder Approval Matters” means the following approvals by the shareholder(s) of SPAC Merger Sub: (a) as a special resolution, the approval of the SPAC Merger and authorization of SPAC Merger Sub’s entry into the SPAC Plan of Merger, (b) as an ordinary resolution (or if required by applicable Law or the SPAC Merger Sub memorandum and articles, as a special resolution) the adoption and approval of such other matters as the Company, PubCo and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Share” means a preference share of SPAC, par value $0.0001 per share.

“SPAC Shareholders” means the holders of any SPAC Shares immediately prior to the Effective Time.

“SPAC Shares” means, collectively, the SPAC Ordinary Shares and the SPAC Preference Shares.

“Sponsor Closing Shares” means a number of SPAC Class B Ordinary Shares as determined in accordance with the Sponsor Support Agreement.

“Sponsor Loan” means the Promissory Note in the aggregate principal amount of up to $1,750,000 entered into by SPAC in favor of the Sponsor on May 1, 2025 in connection with loans the Sponsor has made, and will make, to SPAC to fund SPAC’s expenses relating to investigating and selecting a target business and other working capital requirements.

“Sponsor Note” means the Promissory Note in the aggregate principal amount of up to $3,600,000 entered into by SPAC in favor of the Sponsor on May 1, 2025 in connection with loans the Sponsor may make to SPAC to fund a portion of the Redemption Amount as further described in the SEC Reports.

“Sponsor Private Placement” means the private sale by SPAC to Sponsor of certain SPAC Class A Ordinary Shares, as set forth and more particularly described in that certain Private Placement Shares Purchase Agreement, dated as of May 1, 2025, by and between SPAC and Sponsor.

“Stockholder Earnout Portion” means, with respect to any Company Earnout Stockholder, a number of shares of PubCo Common Stock (rounded down to the nearest whole number divisible by two), equal to the number of Company Earnout Shares (or applicable portion thereof) multiplied by a fraction, (i) the numerator of which is the number of shares of Company Common Stock and shares of Company Common Stock underlying Company Warrants and Company Equity Awards held by such holder immediately prior to the Effective Time (and giving effect to the Conversions) and (ii) the denominator of which is the total number of shares of Company Common Stock and shares of Company Common Stock underlying Company Warrants and Company Equity Awards outstanding immediately prior to the Effective Time (and after giving effect to the Conversions); provided that the Stockholder Earnout Portion of the Company Earnout Stockholders shall be subject to adjustment as provided in Section 2.16(a).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Total Cash Proceeds Amount” means the aggregate cash proceeds amount (prior to payment of any fees or expenses) from the PIPE Investments (which such amount shall include any proceeds deemed to be received in the PIPE in an amount, in U.S. dollars, equal to the product of (i) the sum of any Open-Market Purchase Shares and Currently Owned Shares in respect of which any PIPE Investors have elected to exercise their Reduction Right, to the extent permitted by, and in accordance with the terms and conditions of, the PIPE Subscription Agreements, multiplied by (ii) $10.00 per share).

“Trade Laws” means any applicable Laws relating to and governing economic sanctions or the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data and services, including Canada’s Customs Act, Customs Tariff, Export and Import Permits Act, the Criminal Code (Canada), the Special Economic Measures Act, the United Nations Act, the Justice for Victims of Corrupt Foreign Officials Act and the Freezing Assets of Corrupt Foreign Officials Act, the U.S. International Emergency Economic Powers Act, U.S. Outbound Investment Regulations under 31 C.F.R. Part 850, the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies, the U.S. Export Control Reform Act of 2018, the U.S. Export Administration Regulations (15 C.F.R. Parts 730 774), including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce’s Denied Persons List or Entity List, the U.S. Arms Export Control Act, the U.S. International Traffic in Arms Regulations (22 C.F.R. Parts 120 130), including related restrictions with regard to transactions involving Persons on the U.S. Department of State’s Debarred List, the U.S. Trading With the Enemy Act, the embargoes and restrictions administered by the U.S. Department of the Treasury, OFAC, Orders of the President of the United States of America regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, the antiboycott regulations administered by the U.S. Department of Commerce and the antiboycott regulations administered by the U.S. Department of the Treasury, the United Nations Security Council, His Majesty’s Treasury, the European Union and any other locally applicable similar or equivalent Laws regarding economic sanctions, export controls or trade compliance.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the PubCo Common Stock is listed for trading.

“Transaction Consideration Value” means, in respect of any Transaction Consideration (expressed on a per-share basis (i.e., per share of PubCo Common Stock exchanged in the transaction)), either:

(a) with respect to Transaction Consideration in the form of cash, the U.S. dollar amount of such cash;

(b) with respect to Transaction Consideration in the form of securities listed and publicly traded on one or more national securities exchanges:

i. if holders of shares of PubCo Common Stock will receive a “floating” amount of such securities equal to a fixed U.S. dollar amount of consideration, the Transaction Consideration Value shall be such fixed U.S. dollar amount of consideration;

ii. if holders of shares of PubCo Common Stock will receive a “fixed” number of such securities per share of PubCo Common Stock, the Transaction Consideration Value of such consideration shall equal the product of (A) the number of securities to be received per share of PubCo Common Stock multiplied by (B) the volume weighted average price of one such security, as reported on the Trading Market, determined for the twenty (20) continuous Trading Days ending three (3) Business Days prior to the closing date of such transaction (as reported on Bloomberg); provided that for purposes of this clause, references to “PubCo Common Stock” in the definition of Trading Market shall be deemed to be references to the national stock exchange on which such security is listed; or

(c) with respect to Transaction Consideration in the form of other securities (if any), the Transaction Consideration Value shall be $0.00.

“Transactions” means, collectively, the Mergers and the other transactions contemplated by this Agreement and the Ancillary Documents, including the PIPE Investments.

“Trust Account” means the trust account established by SPAC for the benefit of its Public Shareholders with the net proceeds from the IPO and the Sponsor Private Placement, pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, effective as of May 1, 2025, by and between SPAC and Continental, as trustee.

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement, made and entered into as of January 19, 2024, by and among the Company and the Stockholders (as defined therein).

1.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Agreed Terms	7.25
Agreement	Preamble
Allocation Schedule	3.2(c)(ii)
Assumed Option	2.9(a)
Assumed Warrant	2.9(b)
Authorization Notice	2.7(e)
Closing	3.1
Closing Date	3.1
Closing Filing	7.15(b)
Closing Press Release	7.15(b)
Company	Preamble
Company Approval Matters	Recitals
Company Audited Financial Statements	6.6(a)
Company Board	Recitals
Company Certificate of Merger	2.3(c)
Company Closing	3.1
Company D&O Tail Insurance	7.18(c)
Company Disclosure Schedules	Article VI
Company Financial Statements	6.6(a)
Company Material Contract	6.11(a)
Company Merger	Recitals
Company Merger Effective Time	2.3(e)
Company Merger Intended Tax Treatment	2.12(a)
Company Merger Sub	Preamble
Company Merger Sub Distribution	Recitals
Company Permits	6.9
Company Stockholder Support Agreement	Recitals
Company Surviving Subsidiary	2.2
Contracting Parties	11.13
Convertible Notes Conversion	2.9(c)
D&O Indemnified Persons	7.18(a)
Data Processing Contracts	6.21(c)
Designated Entity	6.12(a)
Effective Time	2.3(e)
Enforceability Exceptions	4.2
Environmental Permits	6.18(a)
Exchange Agent	2.11(a)
Existing Company Governance Agreements	Recitals
Extraordinary General Meeting	7.14(a)
Federal Securities Laws	7.10
FLSA	6.16(d)
Foreign Antitrust Laws	2.16(f)
HHR	11.14

Intended Tax Treatment	2.12(a)
Interim Financial Statements	6.6(a)
Interim Period	7.1(a)
Intervening Event Change in Recommendation	7.14(f)(i)
Intervening Event Notice Period	7.14(f)(i)
IP Assignment Agreements	6.12(k)
IP Licenses	6.12(f)
Issuance Event.	2.16(a)
Lock-Up Agreement	Recitals
Measurement Period	2.16(a)
Mergers	Recitals
Modification in Recommendation	7.14(f)(i)
New Registration Rights Agreement	Recitals
NHTV Conversion	2.9(e)
Nonparty Affiliates	11.13
Outside Date	9.1(b)
Parties	Preamble
Party	Preamble
Per Share Transaction Value	2.16(g)
PIPE	Recitals
PIPE Subscription Agreements	Recitals
Post Closing PubCo Officers	7.17
Post-Closing PubCo Board	7.17
Preferred Stock Conversion	2.8(a)
Privacy Policies	6.21(c)
Proxy Statement	7.14(a)
Proxy/Registration Statement	7.14(a)
PubCo	Preamble
PubCo Disclosure Schedules	Article V
PubCo Equity Incentive Plan	7.25
PubCo ESPP	7.25
Public Shareholders	10.1
Real Property Lease	6.11(a)(iii)
Regulatory Approvals	7.12(a)
Related Person	6.19
Released Claims	10.1
Required Shareholder Approval	8.1(a)
SAFE Notes Conversion	2.9(d)
SEC Reports	4.6(a)
Signing Filing	7.15(b)
Signing Press Release	7.15(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Closing	3.1
SPAC D&O Tail Insurance	7.18(b)
SPAC Deal Communications	11.14

SPAC Disclosure Schedules	Article IV
SPAC Dissenting Shareholders	2.7(e)
SPAC Dissenting Shares	2.7(e)
SPAC Financials	4.6(d)
SPAC Material Contract	4.13(a)
SPAC Merger	Recitals
SPAC Merger Effective Time	2.3(d)
SPAC Merger Intended Tax Treatment	2.12(a)
SPAC Merger Sub	Preamble
SPAC Plan of Merger	2.3
SPAC Recommendation	4.2
SPAC Shareholder Approval Matters	7.14(a)
SPAC Surviving Subsidiary	2.1
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Litigation	7.26
Transaction Consideration	2.16(g)
Transfer Taxes	2.12(b)
WARN Act	6.16(a)
Written Objection	2.7(e)

1.3 Interpretation.

(a) The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “dollars” or “$” means United States dollars.

(c) Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d) Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Interests of such Person, in whatever form.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Schedules, the PubCo Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules, the PubCo Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules, the PubCo Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules, the PubCo Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules, the PubCo Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules, the PubCo Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules, the PubCo Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by PubCo or the Company to be given, delivered, provided or made available by PubCo or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted no later than two (2) days prior to the date of this Agreement to the Project Senna electronic data room established by the Company on the Intralinks Data Rooms platform, and SPAC and its Representatives must have been given access to the electronic folders containing such information at such time.

Article II
MERGERS

2.1 SPAC Merger. At the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the SPAC Plan of Merger, and in accordance with the applicable provisions of the Cayman Act, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC shall be merged with and into SPAC Merger Sub, following which the separate corporate existence of SPAC shall cease and SPAC Merger Sub shall continue as the surviving company. SPAC Merger Sub, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided that, for the avoidance of doubt, references in this Agreement to SPAC Merger Sub in respect of any time period occurring after the SPAC Merger Effective Time (in whole or in part) shall be deemed to be references to SPAC Merger Sub as the SPAC Surviving Subsidiary for the portion of such time period occurring after the SPAC Merger Effective Time). The SPAC Merger shall have the effects specified in the Cayman Act.

2.2 Company Merger. At the Company Merger Effective Time, but at least two (2) hours after the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the Company Certificate of Merger, and in accordance with the provisions of the DGCL, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided that, for the avoidance of doubt, references in this Agreement to the Company in respect of any time period occurring after the Company Merger Effective Time (in whole or in part) shall be deemed to be references to the Company as the Company Surviving Subsidiary for the portion of such time period occurring after the Company Merger Effective Time). The Company Merger shall have the effects specified in the DGCL.

2.3 SPAC Merger Effective Time and Company Merger Effective Time. On the Closing Date:

(a) with respect to the SPAC Merger, SPAC Merger Sub and SPAC shall enter into and file a plan of merger (the “SPAC Plan of Merger”) together with such other documents as provided by the Cayman Act with the Cayman Registrar in accordance with the Cayman Act;

(b) following the completion of the actions set forth in Section 2.3(a) above, SPAC Surviving Subsidiary shall distribute one hundred percent (100%) of its ownership interests in Company Merger Sub (representing all of the ownership interests in Company Merger Sub outstanding at such time) to PubCo in the Company Merger Sub Distribution, with the result that Company Merger Sub shall be a direct wholly owned Subsidiary of PubCo before taking the actions set forth in Section 2.3(c) below;

(c) with respect to the Company Merger, Company Merger Sub, the Company and PubCo shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the DGCL;

(d) the SPAC Merger shall become effective on the Closing Date at such time when the SPAC Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act, or such other time as may be specified in the SPAC Plan of Merger, as applicable (such time, the “SPAC Merger Effective Time”); and

(e) the Company Merger shall become effective on the Closing Date at such time when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL, or such other time as specified in the Company Certificate of Merger, as applicable (such time, the “Company Merger Effective Time” or the “Effective Time”), provided that the Company Merger Effective Time shall be at least two (2) hours after the SPAC Merger Effective Time.

2.4 Effect of the Mergers.

(a) At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the SPAC Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the SPAC Merger Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of PubCo.

(b) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement, the Company Certificate of Merger and the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and Company set forth in this Agreement to be performed after the Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of PubCo.

2.5 Organizational Documents.

(a) At the SPAC Merger Effective Time, the Organizational Documents of SPAC Surviving Subsidiary shall be the Organizational Documents of SPAC Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time.

(b) At the Company Merger Effective Time, the Organizational Documents of the Company Surviving Subsidiary shall be the Organizational Documents of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time.

(c) As of the Effective Time, the Organizational Documents of PubCo shall be substantially in the form of the Certificate of Incorporation set forth in Exhibit E and the Bylaws set forth in Exhibit F.

2.6 Directors and Officers of the Surviving Companies.

(a) At the SPAC Effective Time, the directors and officers of the SPAC Surviving Subsidiary shall be the directors and officers selected by the Company.

(b) At the Company Merger Effective Time, the directors and officers of the Company Surviving Subsidiary shall be the directors and officers selected by the Company prior to the Company Merger Effective Time.

(c) As of the Effective Time, the directors and officers of PubCo shall be the directors and officers identified in the Proxy/Registration Statement at the time it becomes effective, which directors and officers shall be selected by the Company.

2.7 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, PubCo or SPAC Merger Sub:

(a) SPAC Ordinary Shares.

(i) Conversion of SPAC Class B Ordinary Shares. First, a number of the then-issued and outstanding SPAC Class B Ordinary Shares equal to the Sponsor Closing Shares shall be converted automatically into SPAC Class A Ordinary Shares on a one-for-one basis in accordance with the Initial Conversion Ratio and the other terms of the SPAC Memorandum and the Sponsor Support Agreement, following which, any and all SPAC Class B Ordinary Shares that remain outstanding following such conversion shall cease to be issued and outstanding and shall automatically be canceled in accordance with the terms of the Sponsor Support Agreement and shall cease to exist. The holders of SPAC Class B Ordinary Shares issued and outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law.

(ii) Conversion of SPAC Class A Ordinary Shares. Second, each issued and outstanding SPAC Class A Ordinary Share (including the SPAC Class A Ordinary Shares resulting from the conversion set forth in Section 2.7(a)(i), but excluding those SPAC Class A Ordinary Shares described in Section 2.7(a)(iii), Section 2.7(b) and Section 2.7(e)) shall automatically be cancelled and cease to exist in exchange for the right to receive a number of shares of PubCo Common Stock equal to the Per Share SPAC Merger Consideration, without interest. All of the SPAC Class A Ordinary Shares converted into the right to receive the Per Share SPAC Merger Consideration pursuant to this Section 2.7(a)(ii) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the SPAC Merger Effective Time, and each holder of a certificate (if any) previously representing any such SPAC Class A Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share SPAC Merger Consideration into which such SPAC Class A Ordinary Shares shall have been converted in the SPAC Merger.

(iii) Redeeming SPAC Shares. At or immediately prior to the SPAC Merger Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect of which the holder thereof has validly exercised its Redemption Right pursuant to and in accordance with the SPAC Memorandum (and not waived, withdrawn or otherwise lost such rights), if any, shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum (and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum).

(b) Treasury Shares. Notwithstanding Section 2.7(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such SPAC Ordinary Shares shall be automatically canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the SPAC Surviving Subsidiary, PubCo or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) SPAC Merger Sub Shares. At the Effective Time, all SPAC Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares, par value $0.0001, of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the SPAC Surviving Subsidiary, held by PubCo.

(e) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, the SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who shall have demanded properly in writing dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares” and the holders of such SPAC Dissenting Shares being the “SPAC Dissenting Shareholders”) shall be automatically canceled and cease to exist at the SPAC Merger Effective Time and shall thereafter represent only the right to be paid by the Surviving SPAC Subsidiary the fair value of such SPAC Dissenting Shares and such other rights provided pursuant to Section 238 of the Cayman Act and shall not be converted into, and such SPAC Dissenting Shareholders shall have no right to receive, the applicable shares of PubCo Common Stock, unless and until such SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall be canceled and converted into, and become exchangeable for, as of the SPAC Merger Effective Time, the right to receive the applicable shares of PubCo Common Stock pursuant to Section 2.7(a), without any interest thereon. Prior to the Closing, SPAC shall give the Company notice as promptly as practicable of any demands for dissenters’ rights received by SPAC and any withdrawals of such demands. If any SPAC Shareholder gives to SPAC, before the Required Shareholder Approval is obtained at the Extraordinary General Meeting, written objection to the SPAC Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act (i) SPAC shall, in accordance with Section 238(4) of the Cayman Act, as promptly as practicable give written notice of the authorization of the SPAC Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and (ii) SPAC and Company may, but are not obliged to, delay the commencement of the Closing and the filing of the SPAC Plan of Merger with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article VIII.

2.8 Effect of Company Merger on Outstanding Securities of Company and Company Merger Sub.

(a) Company Preferred Stock. Immediately prior to the Effective Time pursuant to the Organizational Documents of the Company and the Company Written Consent, each share of Company Preferred Stock that is issued and outstanding as of such time will be converted into one share of Company Common Stock (the “Preferred Stock Conversion” ). For the avoidance of doubt, no cash will be paid in the Preferred Stock Conversion. All of the shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to this Section 2.8(a) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(b) Company Common Stock. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party, each share of Company Common Stock issued and outstanding as of such time (including Company Class A Common Stock and shares of Company Common Stock resulting from the conversion of the Company Preferred Stock pursuant to Section 2.8(a), and the Company Stockholder Written Consent, and the conversion of Company Convertible Promissory Notes and Company SAFE Notes pursuant to Section 2.9 but excluding any Appraisal Shares and any shares referred to in Section 2.8(c)) shall automatically be cancelled and cease to exist in exchange for the right to receive the Per Share Company Merger Consideration, without interest.

(c) Treasury Stock. Notwithstanding Section 2.8(b) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Stock that are owned by Company as treasury interests or any shares of Company Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of Company Surviving Subsidiary, PubCo or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Company Merger Sub Shares. At the Effective Time, all of the shares of Company Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of Company Surviving Subsidiary.

(f) Appraisal Rights.

(i) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Company Merger Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and any such Company Stockholder shall have no right to receive, the Per Share Company Merger Consideration (or any portion of the Company Merger Shares or the Company Earnout Shares) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed (A) to no longer be “Appraisal Shares” within the meaning of this Agreement, and (B) to have such Company Stockholder’s shares of Company Stock converted into, and to have become exchangeable for, as of the Company Merger Effective Time, the right to receive the Per Share Company Merger Consideration (on an as-converted to Company Common Stock basis in respect of Company Preferred Stock (if any) held by such Company Stockholder), without any interest thereon, in accordance with and pursuant to the provisions of this Article II, including this Section 2.8.

(ii) Prior to the SPAC Closing, the Company shall give SPAC (i) notice as promptly as practicable of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the SPAC Closing, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.9 Treatment of Company Equity Awards and Convertible Securities.

(a) Company Options. Effective as of the Company Closing, by virtue of the Company Merger and without any further action on the part of any Person, the Company Share Plan shall be terminated and no new Equity Awards shall be granted thereunder and each Company Option, whether vested or unvested, shall be assumed by PubCo and become an option to purchase shares of PubCo Common Stock (each, an “Assumed Option” ) on the same terms and conditions (including vesting, exercise and expiration provisions) as applied to each corresponding Company Option prior to the Company Closing, except that (A) the number of shares of PubCo Common Stock subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Common Stock that were subject to the corresponding Company Option immediately prior to the Company Closing, multiplied by (y) the Company Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price applicable to each Assumed Option shall be equal to the quotient of (x) the exercise price per share of Company Common Stock subject to the corresponding Company Option immediately prior to the Company Closing, divided by (y) the Company Exchange Ratio, rounded up to the nearest whole cent. In addition, each holder of a Company Option, whether vested or unvested, will have the right to receive their Stockholder Earnout Portion of the Company Earnout Shares, pursuant to and subject to the terms and conditions set forth in Section 2.16 below.

(b) Company Warrants. Effective as of the Company Closing, by virtue of the Company Merger and without any further action on the part of any Person, each Company Warrant shall be assumed by PubCo and become a warrant to purchase shares of PubCo Common Stock (each, an “Assumed Warrant” ) on the same terms and conditions as applied to each corresponding Company Warrant prior to the Company Closing, except that (A) the number of shares of PubCo Common Stock subject to each Assumed Warrant shall be equal to the product of (x) the number of shares of Company Common Stock that were subject to the corresponding Company Warrant immediately prior to the Company Closing multiplied by (y) the Company Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price applicable to each Assumed Warrant shall be equal to the quotient of (x) the exercise price per share of Company Common Stock subject to the corresponding Company Warrant immediately prior to the Company Closing, divided by (y) the Company Exchange Ratio, rounded up to the nearest whole cent. In addition, each holder of a Company Warrant will have the right to receive their Stockholder Earnout Portion of the Company Earnout Shares, pursuant to and subject to the terms and conditions set forth in Section 2.16 below.

(c) Company Convertible Promissory Notes. Each Company Convertible Promissory Note outstanding as of immediately prior to the Company Closing shall, subject to the terms and conditions of the applicable promissory note and subject to the occurrence of the Company Closing, be converted into a number of shares of Company Common Stock as calculated in accordance with the terms and conditions of the applicable promissory note (the “Convertible Notes Conversion” ).

(d) Company SAFE Notes. Each Company SAFE Note outstanding as of immediately prior to the Company Closing shall, subject to the terms and conditions of the applicable Company SAFE Note and subject to the occurrence of the Company Closing, be converted into a number of shares of Company Common Stock equal to the SAFE Note Exchange Ratio (the “SAFE Notes Conversion” ).

(e) NHTV Side Letter. The Company shall provide the holder of the NHTV Side Letter with written notice at least forty-five (45) days prior to Closing. If the holder elects to exercise any options in accordance with the NHTV Side Letter prior to the Closing, the Company shall issue the applicable number of shares of Company Preferred Stock to the holder thereof in accordance with the terms of the NHTV Side Letter prior to the Preferred Stock Conversion. The shares of Company Preferred Stock issued therefor shall be exchanged as provided for in Section 2.8(a) and Section 2.8(b) at the times provided thereto (the “NHTV Conversion” ). Any options issued in accordance with the NHTV Side Letter that are not elected to be exercised prior to the Closing shall, as of the Company Merger Effective Time, be cancelled and shall cease to exist without any conversion thereof or payment thereof.

(f) Company Actions to Effect Treatment of Awards and Convertible Securities. Prior to the Company Merger Effective Time, the Company Board (or, if appropriate, any committee administering the Company Share Plans or the Company Equity Awards) shall take all actions necessary (including adopting such appropriate resolutions of the Company Board or any committee of the Company Board and obtaining such waivers, consents and/or amendments from the holders of any Company Convertible Securities prior to the Company Closing as may be necessary) to (i) effectuate the treatment of the Company Equity Awards and Company Convertible Securities set forth in this Section 2.9; (ii) ensure that after the Company Merger Effective Time, (A) no recipient of any Company Equity Award, any beneficiary thereof, nor any other participant in any Company Share Plan and (B) no holder of any Company Convertible Security shall have any right following the Company Merger Effective Time to acquire any securities of the Company or PubCo or to receive any payment or benefit with respect to such Company Equity Award and/or Company Convertible Security, except as expressly provided in this Section 2.9.

2.10 Effect of Mergers on Outstanding Securities of PubCo. At the SPAC Merger Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of PubCo Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.11 Exchange and Conversion Procedures.

(a) Prior to the SPAC Merger Effective Time, PubCo shall appoint SPAC’s transfer agent, Continental, or another agent reasonably acceptable to Company (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Ordinary Shares and the Company Common Stock held by Persons immediately prior to the Effective Time for shares of PubCo Common Stock.

(b) At or prior to the applicable Effective Time noted below, PubCo shall deliver to the Exchange Agent written instructions to issue, in uncertificated book-entry form:

(i) at the SPAC Merger Effective Time, a number of shares of PubCo Common Stock to each holder of a SPAC Class A Ordinary Share immediately prior to the SPAC Merger equal to the number of SPAC Class A Ordinary Shares held by such Person immediately prior to the SPAC Merger; and

(ii) at the Company Merger Effective Time, the Company Merger Consideration Shares to the holders of shares of Company Stock immediately prior to the Company Merger Effective Time.

(c) For the avoidance of doubt, each SPAC Class A Ordinary Share issued and outstanding immediately prior to the SPAC Merger (including the SPAC Class A Ordinary Shares issued in respect of the conversion of SPAC Class B Ordinary Shares, but excluding those SPAC Class A Ordinary Shares described in Section 2.7(a)(iii), Section 2.7(b) and Section 2.7(e)) shall be cancelled in exchange for the right to receive shares of PubCo Common Stock pursuant to Section 2.7(a)(ii).

(d) For the avoidance of doubt, each share of Company Stock issued and outstanding immediately prior to the Company Merger shall be cancelled in exchange for (i) the right to receive shares of PubCo Common Stock pursuant to Section 2.8(b) and (ii) the right to receive a portion of the Company Earnout Shares pursuant to Section 2.16, provided that (in the case of this clause (ii)) the conditions for release of such Company Earnout Shares set forth in Section 2.16 have been satisfied.

(e) PubCo Common Stock to be delivered as the Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical share of PubCo Common Stock is required by applicable Law, in which case PubCo shall cause the Exchange Agent to promptly send certificates representing such shares of PubCo Common Stock to such holder. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the cancelled SPAC Share or cancelled share of Company Stock, as applicable, in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer; and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the SPAC Share cancelled or share of Company Stock cancelled or shall have established to the reasonable satisfaction of PubCo and SPAC that such Tax either has been paid or is not applicable.

(f) Share Transfer Books.

(i) At the SPAC Merger Effective Time, the register of members of SPAC maintained by Continental shall be closed, there shall be no further registration of transfers of SPAC Shares, and the holders of book-entry SPAC Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to SPAC other than the rights expressly set forth in Section 2.7.

(ii) At the Company Merger Effective Time, there shall be no further registration of the transfers of shares of Company Stock, and the holders of shares of Company Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to the Company other than the rights expressly set forth in Section 2.8;

(g) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of PubCo Common Stock will be issued by PubCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of PubCo Common Stock (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such holder) shall instead have the number of shares of PubCo Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of PubCo Common Stock (without payment in lieu of such fractional shares).

(h) Distributions with Respect to Unexchanged Shares of PubCo Common Stock. All shares of PubCo Common Stock to be issued as the Per Share Merger Consideration shall be deemed issued and outstanding as of each of the SPAC Merger Effective Time and the Company Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole shares of PubCo Common Stock issued in exchange for SPAC Shares or shares of Company Stock pursuant to Section 2.7 or Section 2.8, respectively, will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the SPAC Merger Effective Time or Company Merger Effective Time, respectively, and theretofore paid with respect to such whole share of PubCo Common Stock.

(i) Lost, Stolen or Destroyed Certificates. In the event any certificates representing SPAC Shares (if any) or shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, PubCo shall issue, or shall instruct the Exchange Agent to issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such shares of PubCo Common Stock, as may be required pursuant to Sections 2.7, 2.8 or 2.9 (as applicable).

(j) Adjustments to Per Share Merger Consideration. The applicable Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares, share split, share consolidation, capitalisation or other like change with respect to SPAC Shares or shares of Company Stock occurring on or after the date of this Agreement and prior to the SPAC Merger Effective Time or Company Merger Effective Time, respectively.

(k) Termination of Fund. At any time following the first (1st) anniversary of the Company Merger Effective Time, PubCo shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to PubCo (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the delivery of any Per Share Merger Consideration and payment of any dividends or other distributions to which such holder is entitled pursuant to Section 2.7 or Section 2.8, in each case, without interest (subject to any applicable withholding Tax), that may be deliverable or payable upon cancellation of any SPAC Shares or shares of Company Stock, as applicable, held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(l) Notwithstanding anything to the contrary of this Agreement, the right of any Company Stockholder to receive the Per Share Company Merger Consideration into which the shares of Company Common Stock held by such Company Stockholder are converted as a result of the Company Merger shall be conditioned on such Company Stockholder (i) delivering a letter of transmittal in customary form to be agreed by the Company and SPAC and (ii) entering into the Lock-Up Agreement.

2.12 Intended Tax Treatment; Transfer Taxes.

(a) Intended Tax Treatment. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (a) the SPAC Merger is intended to be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code (the “SPAC Merger Intended Tax Treatment”), and (b) the Company Merger is intended to be treated as a reorganization described in Section 368(a) of the Code (the “Company Merger Intended Tax Treatment” and, together with the SPAC Merger Intended Tax Treatment, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the SPAC Merger and/or the Company Merger do not qualify for the Intended Tax Treatment, respectively. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(b) Transfer Taxes. Subject to Section 2.11(e), all transfer, documentary, sales, use, real property transfer, stamp, recording, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred as a result of the Transactions (“Transfer Taxes”) shall be borne by PubCo. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of such Tax Returns and other documentation. The Parties shall use commercially reasonable efforts in good faith to minimize the amount of any Transfer Taxes payable in connection with the Transactions. To the extent applicable Law requires a Person other than PubCo to pay any Transfer Taxes, PubCo shall, upon written demand from such Person and without duplication of any amounts paid under Section 11.5, promptly reimburse such Person for such Transfer Taxes.

2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or Company and Company Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.14 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the SPAC Merger Effective Time.

2.15 Withholding. Each of PubCo, the SPAC Surviving Subsidiary, Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under the Code or other applicable Law in respect of Taxes as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

2.16 Company Earnout Shares; Issuance Events; Issuance Thresholds.

(a) Company Earnout Shares. During the period commencing on the ninetieth (90th) day following Closing and ending on the fifth (5th) anniversary of the Closing Date (the “Measurement Period”), the Company Earnout Stockholders shall have the right to receive their respective Stockholder Earnout Portion of the Company Earnout Shares (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) based on the performance of the PubCo Common Stock during such Measurement Period; provided that holders of Company Options as of immediately prior to the Closing that were unvested as of immediately prior to the Closing will not receive any Company Earnout Shares in respect of any Company Options to the extent that the corresponding Assumed Options have been forfeited by their terms prior to the issuance of the relevant Company Earnout Shares, and any Company Earnout Shares that are not issued as a result of such forfeiture shall be issued to the other Company Earnout Stockholders on a pro-rata basis; provided further that if any Company Earnout Shares would be allocated to holders of Company Options or Company Warrants as of immediately prior to the Closing and, as of the time such Company Earnout Shares are issued, the corresponding Assumed Options or Assumed Warrants remain outstanding but have not yet vested as it relates to Assumed Options or been exercised as it relates to Company Warrants, then such Company Earnout Shares shall be set aside and either (x) upon the vesting of such Assumed Options or exercise of such Assumed Warrants, delivered to the holder of such Assumed Options or Assumed Warrants or (y) upon the forfeiture or termination of such Assumed Options or Assumed Warrants, issued to the other Company Earnout Stockholders on a pro rata basis; provided further that any issuance of Company Earnout Shares in respect of Company Options shall be subject to withholding.

(b) Issuance Events. PubCo shall issue, and the Company Earnout Stockholders shall have the right to receive, their respective Stockholder Earnout Portion of the Company Earnout Shares in the event that one or more of the thresholds set forth in Section 2.16(c) is satisfied during the Measurement Period (such event, an “Issuance Event”). Such issuance shall be made promptly by PubCo (and in any event no later than the fifth (5th) Business Day) following the Issuance Event, and PubCo shall or shall cause its transfer agent to provide evidence of such issuance to each such Company Earnout Stockholder promptly thereafter.

(c) Issuance Thresholds. In the event the Measurement Period VWAP satisfies any of the issuance thresholds set forth in clauses (i)–(iii) below, PubCo shall issue and the Company Earnout Stockholders shall have the right to receive their respective portions of the number of Company Earnout Shares indicated in respect of each issuance threshold below.

(i) Issuance Threshold I: One-third (1/3) of the total Company Earnout Shares shall be issued in the event that the Measurement Period VWAP shall equal or exceed fifteen dollars ($15.00) for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period;

(ii) Issuance Threshold II: One-third (1/3) of the total Company Earnout Shares shall be issued in the event that the Measurement Period VWAP shall equal or exceed twenty dollars ($20.00) for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period; and

(iii) Issuance Threshold III: One-third (1/3) of the total Company Earnout Shares shall be issued in the event that the Measurement Period VWAP shall equal or exceed twenty-five dollars ($25.00) for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period.

(d) Monitoring. During the Measurement Period, PubCo’s chief financial officer or controller will monitor (or will have monitored) the closing price of the shares of PubCo Common Stock on the principal securities exchange or securities market on which the PubCo Common Stock is then traded, and PubCo shall notify the Company Earnout Stockholders in writing promptly following the occurrence of any Issuance Event.

(e) The issuance thresholds set forth in Section 2.16(c) and the applicable number of Company Earnout Shares that shall vest in respect of each such issuance threshold shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Common Stock after the Closing.

(f) To the extent any amount of Company Earnout Shares has not been issued on or before the expiry of the Measurement Period due to failure to satisfy the issuance thresholds set forth in Section 2.16(b), the Company Earnout Stockholders shall have no future rights to receive any such unissued Company Earnout Shares; provided that, for the avoidance of doubt, in the event an Issuance Event has occurred on or prior to the end of the Measurement Period, but the shares of PubCo Common Stock to be issued in accordance with such Issuance Event have not yet been issued by the end of the Measurement Period, the Company Earnout Shares to be issued in such circumstance shall be issued pursuant to the mechanics set forth in Section 2.16(b) even if such issuance occurs after the end of the Measurement Period.

(g) Notwithstanding anything to the contrary in this Agreement, in the event that, prior to the expiration of the Measurement Period and before the Issuance Thresholds are met, PubCo consummates a merger, consolidation, business combination, tender offer, reorganization, recapitalization, or other transaction or series of related transactions pursuant to which the holders of PubCo Common Stock have the right to receive cash or securities (collectively, “Transaction Consideration” ) in exchange for their shares, and the Transaction Consideration Value of such Transaction Consideration per share of PubCo Common Stock (the “Per Share Transaction Value” ) equals or exceeds the applicable Issuance Thresholds, then immediately prior to the consummation of such transaction, PubCo shall issue to the Company Earnout Stockholders the lesser of (i) the number of Company Earnout Shares that would have been issued under Section 2.16(c) if the Per Share Transaction Value had been the Measurement Period VWAP for any twenty (20) Trading Days within a thirty (30) Trading Day period during the Measurement Period and (ii) the remaining Company Earnout Shares that have not yet been issued as of such date. For the avoidance of doubt, if the Per Share Transaction Value is less than the Issuance Thresholds, no Company Earnout Shares shall be issued.

(h) Unless otherwise required by Law, all issuances of Company Earnout Shares shall be treated by the Parties as an adjustment to the Per Share Merger Consideration received by the Company Earnout Stockholders pursuant to Article II.

(i) No Company Earnout Shares issuable pursuant to this Section 2.16 shall be issued to any Company Earnout Stockholder who is required to file notification pursuant to the HSR Act or under any applicable Antitrust Law of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided, that any such Company Earnout Stockholder has notified PubCo of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from PubCo of the reasonably anticipated issuance of Company Earnout Shares).

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the SPAC Merger (the “SPAC Closing”) and the closing of the Company Merger (the “Company Closing” and, with the SPAC Closing, collectively the “Closing”) shall take place by electronic exchange of signatures, on a date that shall be no later than the fifth (5th) Business Day after all the Closing conditions in Article VIII have been satisfied or, to the extent legally permissible, waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction of, or to the extent legally permissible, waiver by the Party benefitting from, such conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Company may agree in writing (the date at which the SPAC Closing and the Company Closing are actually held being the “Closing Date”).

3.2 Closing Deliveries.

(a) At the Closing, SPAC shall deliver or cause to be delivered:

(i) to Company and PubCo, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to SPAC; and

(ii) to the Company and PubCo, a copy of the New Registration Rights Agreement duly executed by SPAC and Sponsor.

(b) At the Closing, PubCo shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated the Closing Date, signed by an executive officer of PubCo, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to PubCo and SPAC Merger Sub, as applicable; and

(ii) to SPAC, a copy of the New Registration Rights Agreement duly executed by PubCo.

(c) At the Closing, Company shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of Company, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Company;

(ii) to SPAC, a spreadsheet schedule (the “Allocation Schedule”) in excel format with underlying calculations setting forth the portion of the Company Merger Shares payable to each Company Stockholder in exchange for such holder’s shares of Company Stock, Company Equity Awards and Company Convertible Securities, in each case, in accordance with the terms of this Agreement, the Company’s Organizational Documents and any other instruments governing such Company Stock, Company Equity Awards and Company Convertible Securities; provided that, no less than five (5) Business Days prior to the Closing Date the Company shall deliver to SPAC a draft of the Allocation Schedule to review, and as promptly as practicable following the Company’s delivery of such Allocation Schedule, Representatives of SPAC and the Company shall work together in good faith to finalize the Allocation Schedule in accordance with this Agreement prior to Closing; and

(iii) to PubCo, a certificate and notice to the Internal Revenue Service that complies with Sections 897 and 1445 of the Code and the applicable Treasury Regulations certifying that interests in the Company are not U.S. real property interests within the meaning of Section 897 of the Code; provided that, the sole recourse in the event the Company does not deliver such certificate and notice shall be withholding any amounts of Taxes required to be withheld by applicable Law.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company and PubCo on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date of this Agreement on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5(a) (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.20 (SPAC Trust Account)), SPAC represents and warrants to PubCo, SPAC Merger Sub and the Company as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Company Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of SPAC and Company Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SPAC and Company Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed, or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Prior to the date of this Agreement, SPAC has made available to the Company accurate and complete copies of the Organizational Documents of SPAC and of Company Merger Sub, each as currently in effect. None of SPAC or Company Merger Sub is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement.

(a) All corporate action on the part of SPAC necessary for the (i) authorization, execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is or will be a party, (ii) consummation of the SPAC Merger and the other Transactions and (iii) performance of all of SPAC’s obligations hereunder or thereunder has been taken or will be taken prior to the SPAC Closing, subject to (A) obtaining the Required Shareholder Approval, (B) the filing of the SPAC Merger Filing Documents, and (C) receipt of the Regulatory Approvals.

(b) All corporate or other entity action on the part of Company Merger Sub necessary for the (i) authorization, execution and delivery by Company Merger Sub of this Agreement and each Ancillary Document to which it is or will be a party, (ii) consummation of the Company Merger and the other Transactions and (iii) performance of all of Company Merger Sub’s obligations hereunder or thereunder has been taken or will be taken prior to the Company Closing, subject to (A) obtaining the Company Merger Sub Shareholder Approval, (B) the filing of the Company Merger Filing Documents, and (C) receipt of the Regulatory Approvals.

(c) This Agreement has been, and each Ancillary Document to which SPAC or Company Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by SPAC or Company Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC or Company Merger Sub, as applicable, enforceable against SPAC (or Company Merger Sub, as applicable) in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity (collectively, the “Enforceability Exceptions”).

(d) The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement, the Ancillary Documents to which SPAC is or will be a party, the SPAC Merger and the other Transactions are advisable and in the best interests of SPAC, (ii) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party, the SPAC Merger and the other Transactions in accordance with the Cayman Act and the SPAC Memorandum, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval at the appropriate time, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and approve the SPAC Shareholder Approval Matters (subject, in the case of this clause (v), to the provisions of Section 7.14, as applicable) (collectively, the “SPAC Recommendation”).

(e) The Company Merger Sub board of directors has unanimously (i) determined that this Agreement, the Ancillary Documents to which Company Merger Sub is or will be a party, the Company Merger and the other Transactions are advisable and in the best interests of Company Merger Sub, (ii) approved this Agreement, the Ancillary Documents to which Company Merger Sub is or will be a party, the Company Merger and the other Transactions in accordance with the DGCL, (iii) directed that the Company Merger Sub Shareholder Approval Matters be submitted to the Company Merger Sub shareholders for adoption and approval, and (v) resolved to recommend that the Company Merger Sub shareholders adopt this Agreement and approve the Company Merger Sub Shareholder Approval Matters.

4.3 Governmental Approvals. Assuming the accuracy of the representations made by PubCo in Article V and by the Company in Article VI, no Consent of any Governmental Authority on the part of SPAC or Company Merger Sub, is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a SPAC Material Adverse Effect.

4.4 Non-Contravention. SPAC is not in material violation of any term of the SPAC Memorandum. SPAC is not in violation of any term or provision of any Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution and delivery by SPAC and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Documents to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for (i) the Company Written Consent remaining in full force and effect from the date of this Agreement, (ii) the filing of the SPAC Merger Filing Documents and (iii) the receipt of the Regulatory Approvals, require any Consent or constitute a default under (1) the SPAC Memorandum, (2) any Contract to which SPAC is a party or by which any of SPAC’s assets are bound or (3) any applicable Law, Permit or Order, nor (b) the creation of any Lien upon any of the properties or assets of SPAC (other than Permitted Liens), except, in the case of clauses (a)(2), (a)(3) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.5 Capitalization.

(a) The authorised share capital of SPAC consists of (i) 550,000,000 SPAC Ordinary Shares, consisting of (A) 500,000,000 SPAC Class A Ordinary Shares and (B) 50,000,000 SPAC Class B Ordinary Shares; and (ii) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 24,580,000 SPAC Class A Ordinary Shares, of which (x) 24,000,000 were issued in the IPO and are subject to possible redemption and (y) 580,000 were issued to, and are currently owned by, the Sponsor pursuant to a private placement consummated simultaneously with the closing of the IPO, and (B) 6,000,000 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All issued and outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Other than the Company Merger Sub, SPAC does not have any Subsidiaries or own any Equity Interests in any other Person. SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b) Except as set forth in this Section 4.5 or as contemplated by this Agreement or the Ancillary Documents, there are no (i) outstanding Equity Interests or (ii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as contemplated by this Agreement or the Ancillary Documents, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(c) (i) Other than the SPAC Loans, SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(d) Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

(e) Company Merger Sub is authorized to issue 100 shares of Company Merger Sub Common Stock, of which 100 shares are issued and outstanding as of the date of this Agreement, which 100 shares are owned by SPAC. The shares of Company Merger Sub Common Stock issued and outstanding on the date of this Agreement, and any shares of Company Merger Sub Common Stock that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract, and (iv) are, and will be, free from any Liens other than those imposed under the Company Merger Sub’s Organizational Documents, as applicable, or under applicable securities Laws.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b) The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) As of the date of this Agreement, the SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbol “CEPT”. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no Action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Class A Ordinary Shares. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K under the Securities Act, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities incurred since the date of the SPAC Financials in the Ordinary Course or (ii) Liabilities or obligations incurred pursuant to this Agreement. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f) Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h) SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) As of the date of this Agreement, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

4.7 No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8 Absence of Certain Changes. SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Class A Ordinary Shares (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a SPAC Material Adverse Effect.

4.9 Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or Order of any Governmental Authority.

4.10 Taxes and Returns.

(a) SPAC has filed all material Tax Returns as required by Law, which Tax Returns are true, correct and complete in all material respects; (ii) SPAC has paid and remitted all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established; (iii) SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes, nor has SPAC waived or extended any statute of limitations applicable to the assessment of material Taxes; (iv) SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes; (v) SPAC has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority; (vi) SPAC has not (a) received a material written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (b) received a material written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction; (vii) SPAC has not engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; (viii) there are no Liens on the assets of SPAC related to material Taxes, other than Permitted Liens; (ix) within the past two (2) years, SPAC has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code; and (x) SPAC has no material liability for the Taxes of any other Person (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (b) as a transferee or successor or (c) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(b) SPAC has not taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. SPAC is and has been since its formation treated as a corporation for U.S. federal income tax purposes.

4.11 Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the Ordinary Course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any employee benefit plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date of this Agreement or such other Ancillary Documents that SPAC shall execute after the date of this Agreement and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be canceled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the Ordinary Course; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract; and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date of this Agreement.

4.15 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, PubCo or Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic Government Officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Laws, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with Anti-Money Laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on a Sanctions List or otherwise currently subject to any Sanctions administered by a Sanctions Authority, and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by a Sanctions Authority or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by a Sanctions Authority in the last five (5) fiscal years.

4.17 Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a SPAC Material Adverse Effect.

4.18 SPAC Acknowledgment. Except for the representations and warranties expressly made by SPAC in this Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor Company Merger Sub nor any other Person on their behalf makes any express or implied representation or warranty with respect to SPAC or Company Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and each of SPAC and Company Merger Sub hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC, the Company Merger Sub or any of their respective Representatives. Each of SPAC and Company Merger Sub acknowledges that, except for the representations and warranties expressly made by PubCo in Article V or by the Company in Article VI, none of PubCo, SPAC Merger Sub or the Company is making or has made, communicated or furnished (orally or in writing) any representation, warranty, statement or information to SPAC, Company Merger Sub or their respective Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or Company Merger Sub or their respective Representatives by any Representative of PubCo, SPAC Merger Sub or the Company). Each of SPAC and Company Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that PubCo, SPAC Merger Sub and the Company have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.18, nothing in this Section 4.18 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.19 Information Supplied. The information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the Proxy/Registration Statement or any current report on Form 8-K or report on Form 10-K or 10-Q, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC), in each case, with respect to the Transactions, shall not: (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Registration Statement or any current report on Form 8-K, or any report on Form 10-K or 10-Q, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy/Registration Statement, at the time of the Extraordinary General Meeting and the SPAC Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, PubCo or SPAC Merger Sub, or any of their respective Affiliates.

4.20 SPAC Trust Account. As of the date of this Agreement, there is at least $240,000,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any material respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Company, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no SPAC Shareholder is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption Rights.

4.21 Private Placement.

(a) As of the date of this Agreement, other than the PIPE Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC and any PIPE Investor relating to any PIPE Subscription Agreement that could materially and adversely affect the obligation of such PIPE Investors to contribute to SPAC the applicable portion of the PIPE amount set forth in the PIPE Subscription Agreement of such PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of SPAC, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of SPAC, no PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, SPAC is not and, with the giving of notice, the lapse of time or both, would not be in default under any PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by SPAC (including, from and after the Closing) to any PIPE Investor in respect of the PIPE, except as set forth in the PIPE Subscription Agreements.

(c) As of the date of this Agreement, other than the PIPE Subscription Agreements, there are no agreements, side letters, or arrangements between SPAC, on the one hand, and any actual or prospective investor, on the other hand, relating to any PIPE Investment.

4.22 Company Merger Sub Activities. Since its formation, Company Merger Sub has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement, does not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and other than this Agreement and the Ancillary Documents to which it is a party, Company Merger Sub is not party to or bound by any Contract.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as set forth in the disclosure schedules delivered by PubCo to SPAC on the date of this Agreement (the “PubCo Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, PubCo represents and warrants to SPAC, Company Merger Sub and the Company, as of the date of this Agreement and as of the Closing as follows:

5.1 Organization and Standing. PubCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of PubCo and SPAC Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of PubCo and SPAC Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed, or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PubCo or SPAC Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Documents to which it is or will be a party or to consummate the Mergers or the other Transactions. Prior to the date of this Agreement, PubCo has made available to SPAC accurate and complete copies of the Organizational Documents of PubCo and of SPAC Merger Sub, each as currently in effect. None of PubCo or SPAC Merger Sub is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement.

(a) All corporate action on the part of PubCo necessary for the (i) authorization, execution and delivery by PubCo of this Agreement and each Ancillary Document to which it is or will be a party, (ii) consummation of the Mergers and the other Transactions and (iii) performance of all of PubCo’s obligations hereunder or thereunder has been taken or will be taken prior to the SPAC Closing and the Company Closing, as applicable, subject to (A) obtaining the Required Shareholder Approval, Company Merger Sub Shareholder Approval, and SPAC Merger Sub Shareholder Approval, as applicable, (B) the filing of the SPAC Merger Filing Documents and the Company Merger Filing Documents, as applicable, and (C) the receipt of the Regulatory Approvals.

(b) All corporate action on the part of SPAC Merger Sub necessary for the (i) authorization, execution and delivery by SPAC Merger Sub of this Agreement and each Ancillary Document to which it is or will be a party, (ii) consummation of the SPAC Merger and the other Transactions and (iii) performance of all of SPAC Merger Sub’s obligations hereunder or thereunder has been taken or will be taken prior to the SPAC Closing, subject to (A) obtaining the SPAC Merger Sub Shareholder Approval, (B) the filing of the SPAC Merger Filing Documents, and (C) the receipt of the Regulatory Approvals.

(c) This Agreement has been, and each Ancillary Document to which PubCo or SPAC Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by PubCo or SPAC Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PubCo or SPAC Merger Sub, as applicable, enforceable against PubCo (or SPAC Merger Sub, as applicable) in accordance with its terms, except to the extent limited by the Enforceability Exceptions.

(d) The PubCo board of directors has unanimously (A) determined that this Agreement, each Ancillary Document to which PubCo is or will be a party, the Mergers and the other Transactions are advisable and in the best interests of PubCo and its stockholders, (B) approved this Agreement, each Ancillary Document to which PubCo is or will be a party, the Mergers and the other Transactions in accordance with the DGCL and PubCo’s Organizational Documents, (C) directed that this Agreement, each Ancillary Document to which PubCo is or will be a party, the Mergers and the other Transactions be submitted to the stockholders of PubCo for adoption and approval, and (D) resolved to recommend that the stockholders of PubCo adopt this Agreement (and each Ancillary Document to which PubCo is or will be a party) and approve the Mergers and the other Transactions.

(e) The SPAC Merger Sub board of directors either: (i) at a duly called and held meeting or (i) by way of written resolution, has unanimously (A) determined that this Agreement, the SPAC Merger and the other Transactions are advisable and in the best interests of SPAC Merger Sub, (B) approved this Agreement, the SPAC Merger and the other Transactions in accordance with the Cayman Act and the SPAC Merger Sub Memorandum and Articles, (C) directed that this Agreement and the SPAC Merger Sub Shareholder Approval Matters be submitted to the shareholders of SPAC Merger Sub for adoption and approval, and (D) resolved to recommend that the shareholders of SPAC Merger Sub adopt this Agreement and approve the SPAC Merger Sub Shareholder Approval Matters.

5.3 Governmental Approvals. Assuming the accuracy of the representations made by SPAC in Article IV and the Company in Article VI, no Consent of any Governmental Authority on the part of PubCo or SPAC Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law, Cayman Islands Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of PubCo or SPAC Merger Sub to enter into this Agreement or any of the Ancillary Documents to which either is a party or to consummate the Mergers or the other Transactions.

5.4 Non-Contravention. Neither PubCo nor SPAC Merger Sub is in material violation of any term of its Organizational Documents. Neither PubCo nor SPAC Merger Sub is in violation of any term or provision of any Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PubCo or SPAC Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Documents to which it is or will be a party or to consummate the Mergers or the other Transactions. The execution and delivery by PubCo and SPAC Merger Sub and the performance by each of its respective obligations pursuant to this Agreement and the Ancillary Documents to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for (i) the filing of the SPAC Merger Filing Documents and (ii) the receipt of the Regulatory Approvals, require any Consent or constitute a default under (1) its Organizational Documents, (2) any Contract to which it is a party or by which its assets are bound or (3) any applicable Law, Permit or Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens), except, in the case of clauses (a)(2), (a)(3) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PubCo or SPAC Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Documents to which it is or will be a party or to consummate the Mergers or the other Transactions.

5.5 Capitalization.

(a) PubCo is authorized to issue 10,000 shares of PubCo Common Stock, of which 100 shares of PubCo Common Stock are issued and outstanding as of the date of this Agreement, all of which shares are owned by the Company.

(b) SPAC Merger Sub is authorized to issue 5,000,000 SPAC Merger Sub Ordinary Shares, of which 1 SPAC Merger Sub Ordinary Shares is issued and outstanding as of the date of this Agreement, all of which shares is owned by PubCo.

(c) Prior to giving effect to the Transactions, other than SPAC Merger Sub, PubCo does not, and shall not, have any Subsidiaries or own any Equity Interests in any other Person.

(d) The shares of PubCo Common Stock and SPAC Merger Sub Ordinary Shares issued and outstanding on the date of this Agreement, and any shares of PubCo Common Stock and SPAC Merger Sub Ordinary Shares that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract, and (iv) are, and will be, free from any Liens other than those imposed under the PubCo Organizational Documents or SPAC Merger Sub’s Organizational Documents, as applicable, or under applicable securities Laws.

5.6 PubCo and SPAC Merger Sub Activities. Since their incorporation, PubCo and SPAC Merger Sub have not engaged in any business activities or conducted any operations other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than PubCo’s 100% ownership of SPAC Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, PubCo and SPAC Merger Sub are not party to or bound by any Contract. For U.S. federal income tax purposes. SPAC Merger Sub has elected to be disregarded as an entity separate from PubCo effective as of the date of SPAC Merger Sub’s incorporation.

5.7 Absence of Changes. Since their respective incorporation, there has not been, individually or in the aggregate, a material adverse effect on the ability of PubCo or SPAC Merger Sub to enter into this Agreement or any of the Ancillary Documents to which either is a party or to consummate the Mergers or the other Transactions.

5.8 Actions. (a) There are no Actions pending or, to the Knowledge of the Company, threatened in writing against PubCo or SPAC Merger Sub; and (b) there is no judgment or award unsatisfied against PubCo or SPAC Merger Sub, nor is there any Order in effect and binding on PubCo or SPAC Merger Sub, or on their respective assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of PubCo or SPAC Merger Sub to enter into this Agreement or any of the Ancillary Documents to which either is a party or to consummate the Mergers or the other Transactions.

5.9 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, PubCo, Company or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of PubCo or SPAC Merger Sub or any of their Affiliates.

5.10 Ownership of PubCo Common Stock. All shares of PubCo Common Stock to be issued and delivered to the Company Stockholders as Company Merger Shares and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of PubCo Common Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. The issuance and sale of such shares of PubCo Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.11 Investment Company Act. PubCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meanings of the Investment Company Act.

5.12 Private Placement.

(a) As of the date of this Agreement, other than the PIPE Subscription Agreements, there are no other agreements, side letters or arrangements between PubCo and any PIPE Investor relating to any PIPE Subscription Agreement that could materially and adversely affect the obligation of such PIPE Investors to contribute to SPAC the applicable portion of the PIPE amount set forth in the PIPE Subscription Agreement of such PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto (other than Company), all of the PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of PubCo, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of PubCo, no PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, PubCo is not and, with the giving of notice, the lapse of time or both, would not be in default under any PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by PubCo (including, from and after the Closing) to any PIPE Investor in respect of the PIPE, except as set forth in the PIPE Subscription Agreements.

(c) As of the date of this Agreement, other than the PIPE Subscription Agreements, there are no agreements, side letters, or arrangements between PubCo or SPAC Merger Sub, on the one hand, and any actual or prospective investor, on the other hand, relating to any PIPE Investment.

5.13 Information Supplied. The information supplied or to be supplied by PubCo or SPAC Merger Sub expressly for inclusion or incorporation by reference in the Proxy/Registration Statement or any current report on Form 8-K or report on Form 10-K or 10-Q, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC), in each case, with respect to the Transactions, shall not: (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report on Form 8-K, any report on Form 10-K or 10-Q, when filed, made available, mailed or distributed, as the case may be, or (c) in the case of the Proxy/Registration Statement, at the time of the Extraordinary General Meeting and the Cayman Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that PubCo or SPAC Merger Sub is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither PubCo nor SPAC Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or any of its Affiliates.

5.14 PubCo Acknowledgement. Except for the representations and warranties expressly made by PubCo in this Article V (as modified by the PubCo Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither PubCo nor SPAC Merger Sub nor any other Person on any of their behalf makes any express or implied representation or warranty with respect to any of PubCo or SPAC Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and each of PubCo and SPAC Merger Sub hereby expressly disclaims any other representations or warranties, whether implied or made by PubCo, SPAC Merger Sub or any of their respective Representatives. Each of PubCo and SPAC Merger Sub acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV and by the Company in Article VI, none of SPAC, Company Merger Sub or the Company is making or has made, communicated or furnished (orally or in writing) any representation, warranty, statement or information to PubCo, SPAC Merger Sub or their respective Representatives (including any opinion, information or advice that may have been or may be provided to PubCo and SPAC Merger Sub or any of their respective Representatives by any Representative of SPAC, Company Merger Sub or the Company). Each of PubCo and SPAC Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Company Merger Sub and the Company have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.14 nothing in this Section 5.14 shall limit PubCo’s or SPAC Merger Sub’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE Company

Except as set forth in the disclosure schedules delivered by Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Company hereby represents and warrants to SPAC, as of the date of this Agreement and as of the Closing, as follows:

6.1 Organization and Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed, or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company as currently in effect. The Company is not in material violation of any provision of its Organizational Documents.

(b) Each of the Company’s Subsidiaries is duly incorporated, formed or otherwise organized, and each is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Each of the Company’s Subsidiaries has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company’s Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed, or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Organizational Documents of each such Subsidiary of the Company as currently in effect. None of the Company’s Subsidiaries is in material violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. All corporate action on the part of each of the Company Entities and their shareholders necessary for the (a) authorization, execution and delivery by the Company (or any other Company Entity, as applicable) of this Agreement and the Ancillary Documents to which it is or will be a party, (b) consummation of the Company Merger and the other Transactions and (c) performance of all of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Company Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of Company Certificate of Merger and related documents and (iii) the receipt of the Regulatory Approvals. This Agreement has been, and each Ancillary Document to which the Company (or any other Company Entity, as applicable) is a party has been or shall be when delivered, duly and validly executed and delivered by the Company (or any other Company Entity, as applicable) and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company (or such other Company Entity, as applicable), enforceable against the Company (or such other Company Entity, as applicable) in accordance with its terms, except to the extent limited by the Enforceability Exceptions. The Company Board either: (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement, the Ancillary Documents to which the Company is a party and the Transactions (including the Company Merger) are advisable, fair to, and in the best interests of, the Company, (ii) approved and declared the advisability of this Agreement, the Ancillary Documents to which the Company is a Party and the Transactions (including the Company Merger) in accordance with the DGCL and the Organizational Documents of the Company, (iii) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is a party and the Transactions (including the Company Merger) by the Company Stockholders, (iv) directed that the Company Approval Matters be submitted to the Company Stockholders for adoption and approval, and (v) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Company Approval Matters, and execute and deliver the Company Written Consent.

6.3 Capitalization.

(a) The Company is authorized to issue: (i) 33,159,331 shares of Company Common Stock, of which 5,100,000 shares are designated Class A Common Stock, (ii) 2,999,412 shares of Series A Preferred Stock; (iii) 2,881,387 shares of Series B-1 Preferred Stock; (iv) 2,630,197 shares of Series B-2 Preferred Stock; (v) 1,219,998 shares of Series B-3 Preferred Stock; and (vi) 2,928,625 shares of Series B-4 Preferred Stock. The issued share capital of the Company consists of: (A) 8,789,656 shares of Company Common Stock, of which 256,901 shares are designated Class A Common Stock, (B) 2,999,412 shares of Series A Preferred Stock; (C) 2,881,387 shares of Series B-1 Preferred Stock; (D) 2,630,197 shares of Series B-2 Preferred Stock; (E) 1,219,998 shares of Series B-3 Preferred Stock; and (F) 2,089,457 shares of Series B-4 Preferred Stock and there are no other issued or outstanding Equity Interests of the Company. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Organizational Documents of the Company or any Contract to which SPAC is a party. None of the outstanding shares of Company Stock has been, or was, issued in violation of any applicable securities Laws. The Company does not own any shares of Company Stock as treasury shares. Section 6.3(a)-1 of the Company Disclosure Letter lists all Convertible Securities outstanding as of the date of this Agreement. As of the date of this Agreement, the aggregate principal amount outstanding under the Company Convertible Promissory Notes is $79,915,000.

(b) As of the date of this Agreement, the Company has reserved 5,100,000 shares of Company Common Stock for issuance upon exercise of Company Options, of which 960,186 shares of Company Common Stock remain available for future grants under the Company Share Plan. Section 6.3(b) of the Company Disclosure Schedule sets forth the Company Option ledger dated as of the date of this Agreement, which reflects (i) all then outstanding Company Options and lists each holder of such Company Options (by employee identification number), (ii) the number of Company Options such holder holds, and (iii) the applicable exercise prices and vesting schedules therefor.

(c) Except as set forth in this Section 6.3 or as contemplated by this Agreement or the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of the Company, (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of the Company or (C) obligating the Company to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of the Company, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Stockholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as contemplated by this Agreement or the Ancillary Documents, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company.

(d) Except as set forth on Section 6.3(d), as a result of the consummation of the Transactions, no Equity Interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) After giving effect to the Company Merger, PubCo shall own all of the issued shares of Company Stock free from any Liens other than those arising under the Company’s Organizational Documents and applicable securities Laws. All of the issued shares of Company Stock have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any applicable Laws, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(f) Since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests of the Company, and the Company Board has not authorized any of the foregoing.

(g) Section 6.3(g) contains a true, correct and complete list of each direct or indirect Subsidiary of the Company, including the name of the Subsidiary, the jurisdiction in which each such Subsidiary is organized, the number of issued and outstanding shares of capital stock or other Equity Interests of each such Subsidiary and the record and beneficial ownership thereof. Other than ownership of Equity Interests in the Company Subsidiaries and affiliated funds, no Company Entity owns, directly or indirectly, any capital stock, shares, membership interests, Equity Interests or other securities or derivatives thereof in any Person. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Company Entities free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws), and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. There are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the Equity Interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any Equity Interests of any Company Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Company Entity. Other than the Company Subsidiaries listed on Section 6.3(g) of the Company Disclosure Schedules, no Company Entity has any Subsidiaries. Except for the Equity Interests of the Company Subsidiaries listed on Section 6.3(g) of the Company Disclosure Schedules, (i) no Company Entity owns or has any rights to acquire, directly or indirectly, any Equity Interests of, or otherwise control, any Person, (ii) no Company Entity is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Company Entity to provide funds to or make any loan or capital contribution to any other Person.

6.4 Governmental Approvals. Assuming the accuracy of the representations made by SPAC in Article IV and PubCo in Article V, no Consent of any Governmental Authority on the part of Company or any other Company Entities is required to be obtained in connection with the execution, delivery or performance by Company of this Agreement or any Ancillary Documents or the consummation by Company of the Transactions other than (a) such filings as expressly contemplated by this Agreement, including filing those documents associated with the Company Merger, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

6.5 Non-Contravention. None of the Company Entities is in material violation of any term of its Organizational Documents. None of the Company Entities is in violation of any term or provision of any Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company (or any other Company Entity, as applicable) and the performance by any Company Entity of its obligations pursuant to this Agreement and the Ancillary Documents to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for (i) obtaining the Company Written Consent, (ii) the filing of the Company Certificate of Merger and (iii) the receipt of the Regulatory Approvals, require any Consent or constitute a default under (1) any Company Entity’s Organizational Documents, (2) any Contract to which any of the Company Entities is a party or by which any of Company Entity’s assets are bound or (3) any applicable Law, Permit or Order, nor (b) the creation of any Lien upon any of the properties or assets of any Company Entity (other than Permitted Liens), except, in the case of clauses (a)(iii)(2), (a)(iii)(3) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.6 Financial Statements.

(a) The Company has made or will make available to SPAC (i) the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024, and December 31, 2023, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the years then-ended, in each case, audited in accordance with auditing standards generally accepted in the United States of America and including the notes thereto and the report of Wolf & Company, P.C. (collectively, the “Company Audited Financial Statements”); and (ii) the unaudited condensed consolidated statements of financial position of the Company and its Subsidiaries as of September 30, 2025, and related condensed consolidated statements of comprehensive income, changes in equity and cash flows for the 9-month periods then-ended (the “Interim Financial Statements”, and any other financial statements to the extent required in accordance with Section 7.4 (including the KPMG Audited 2024 Financials), following, in each case, delivery thereof, collectively with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results, equityholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of the Interim Financial Statements to the extent permitted by Regulation S-X or Regulation S-K under the Securities Act, applicable as if the Company was a registrant. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the Company and its Subsidiaries (including any fraud that involves management or other employees who have a significant role in the internal controls of the Company and its Subsidiaries ) is made known to the management of the Company by others within any of the Company and its Subsidiaries and are effective in recording, processing, summarizing and reporting financial data. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2022, no Company Entity nor, to the Knowledge of the Company, any Representative of any Company Entity, has received or otherwise had or obtained Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Company and its Subsidiaries with respect to the Company Financial Statements or the internal accounting controls of any of the Company and its Subsidiaries, including any written complaint, allegation, assertion or claim that any of the Company Entities has engaged in questionable accounting or auditing practices. Since December 31, 2022, no attorney representing any of the Company Entities, whether or not employed by any of the Company Entities, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Company Entities or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the Company Entities.

(d) Since December 31, 2022, none of the Company Entities has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company Entities prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 6.6(d) of the Company Disclosure Schedules.

(e) The financial projections provided by the Company and included in the “Investor Presentation” dated October 2025, which was provided to prospective investors in connection with any PIPE Investment were prepared in good faith using assumptions that the Company believes as of the date of this Agreement to be reasonable. Any financial projections provided by the Company to SPAC or to prospective investors after the date of this Agreement in connection with any PIPE Investment will be prepared in good faith using assumptions that the Company believes to be reasonable as of the date such projections are so provided.

6.7 Absence of Certain Changes. Since the date of the most recent Company Audited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Company Entities have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions) and (c) none of the Company Entities has sold, assigned or otherwise transferred any material right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) to any Person (other than any of the other Company Entities) other than non-exclusive licenses in the Ordinary Course.

6.8 Compliance with Laws.

(a) Each of the Company Entities is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with, all applicable Laws, except where such failure to comply has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole. For the past three (3) years, none of the Company Entities has received any written notice of or been charged with the violation of any Laws, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(b) Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, the Company Entities have been, and are currently, in compliance with all Laws applicable to them or their respective businesses, properties or assets, including any Laws relating to product safety, product responsibility, product liability or defective products.

6.9 Company Permits. Each Company Entity (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Company Entity), holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Entities, taken as a whole. Section 6.9 of the Company Disclosure Schedules lists all Company Permits issued to the Company Entities, including the names of the Company Permits, the issuing authorities, and their respective dates of issuance and expiration. All fees and charges with respect to the Company Permits have been paid in full in all material respects. Each material Company Permit is in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened, (b) no Company Entity is or, with the giving notice, the lapse of time or otherwise, would be in violation or default in any material respect of the terms of any Company Permit and (c) since January 1, 2022, no Company Entity has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or material modification of any material Company Permit.

6.10 Litigation. Except as set forth in Section 6.10 of the Company Disclosure Schedules, as of the date of this Agreement (a) there are no Actions pending or, to the Knowledge of the Company, currently threatened against any of the Company Entities or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Document, or the right of the Company to enter into this Agreement or any Ancillary Document, or the right of any of the Company Entities to perform its obligations contemplated by this Agreement or any Ancillary Document, or (ii) if determined adversely to any Company Entity, would reasonably be expected to be, individually or in the aggregate, material to the Company or result in any non-de minimis change in the current equity ownership of the Company; (b) none of the Company Entities is a party or subject to the provisions of any Order; and (c) there is no Action initiated by any of the Company Entities currently pending or which any of the Company Entities currently intends to initiate, except, in the case of each of clauses (b) and (c), as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities.

6.11 Material Contracts.

(a) Section 6.11(a) of the Company Disclosure Schedules lists all Contracts (excluding any Company Benefit Plans disclosed in Section 6.17(a) of the Company Disclosure Schedules) to which any Company Entity is a party, by which any Company Entity is bound or to which any Company Entity or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Company Material Contract”):

(i) obligations of, or payments to, any of the Company Entities of $500,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $500,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold interest (“Real Property Lease”) involving aggregate payments by any of the Company Entities of $500,000 or more;

(iv) any IP Licenses that are required to be listed on Section 6.12(f) of the Company Disclosure Schedules;

(v) Contracts to provide any of the Company Services to any third party (A) that, along with any Affiliates of such third party, represented the source of more than 10% of the revenue of the Company Entities (taken as a whole) over the twelve (12)-month period prior to the date of this Agreement or (B) that, along with any Affiliates of such third party, is projected will represent the source of more than 10% of the revenue the Company Entities (taken as a whole) will receive over the twelve (12)-month period following the date of this Agreement;

(vi) Contracts with suppliers of services (other than Intellectual Property) that are necessary for the provision of the Company Services, in each case involving aggregate payments by the Company Entities, taken as a whole, of $500,000 or more over the twelve (12)-month period prior to the date of this Agreement, including arrangements with providers of custodial exchange, DeFi protocol, prime broker, market maker, interoperability, Web3 security and compliance or oracle services and similar arrangements;

(vii) Contracts providing for the Development on behalf of, or acquisition by, the Company Entities of any material Intellectual Property (other than IP Assignment Agreements);

(viii) any material Contracts relating to the membership of, or participation by, any of the Company Entities in, or the affiliation of such Company Entities with, any industry standards group or association;

(ix) Contracts with any Governmental Authority;

(x) Contracts which remain in effect immediately following the Company Closing and (A) limit the right of any Company Entity to engage in any line of business or in any geographic area, or to market, license or sell any products or services (including the Company Services), or to compete with any Person; or (B) grant any exclusive license of material Intellectual Property to any Person that is not an Company Entity including any Contracts granting to any Person any exclusive right to use, exploit, register or practice any Owned Intellectual Property;

(xi) Contracts with any employee or Contract Worker that (A) provide for annual payments in excess of $300,000; (B) involve any severance (except as required by applicable Law), change of control, transaction bonus, retention or similar type of payment; or (C) are not terminable at-will without notice or any additional liability to the Company Entities (except as required by applicable Law);

(xii) any staffing agreement or any other Contract whereby any Company Entity retains the services of any staffing agency or PEO;

(xiii) with any labor union, organization, association or body representing any employee (whether engaged through a PEO or otherwise), including any collective bargaining agreement;

(xiv) Contracts between (A) on the one hand, any of the Company Entities, and (B) on the other hand, any Company Stockholder; and

(xv) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed on Section 6.11(a) of the Company Disclosure Schedules have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except where the failure, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Entities, with respect to each Company Material Contract, (i) such Company Material Contract listed (or required to be listed, in each case, without regard to the reference to “legally binding” in the definition of “Contracts”) is valid and binding and enforceable against the Company Entity party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Company Entity is in breach or default, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Company Entity, or permit termination or acceleration by the other party thereto, under such Company Material Contract, (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Company Entity, under such Company Material Contract, (v) no Company Entity has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course that do not adversely affect the Company Entities and (vi) no Company Entity has waived any rights under any such Company Material Contract.

6.12 Intellectual Property.

(a) Section 6.12(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each item of Owned Intellectual Property which is Registered IP, in each case, enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable.

(b) Except as set forth on Section 6.12(b) of the Company Disclosure Schedules, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any material Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property material to the business of the Company Entities.

(c) Since January 1, 2022, there have no Actions instituted before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, or similar authority anywhere in the world), or threatened in writing, including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any material Owned Intellectual Property.

(d) The Company Entities (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all material Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other material Intellectual Property used or held for use by the Company Entities in, or otherwise necessary for, the operation of the business of the Company Entities as conducted as of the Company Closing, including the material Licensed Intellectual Property. Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, the Company Entities have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Company Entities, including with respect to the validity and enforceability thereof. To the Knowledge of the Company, except as described in Section 6.12(d) of the Company Disclosure Schedules, none of the Company Entities is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in any material Owned Intellectual Property.

(e) All of the Registered IP included in the Owned Intellectual Property that is material to the business of the Company Entities is subsisting, and, to the Knowledge of the Company, valid and enforceable, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company Entities, and all filings related thereto have been duly made. The Company Entities have not and are not conducting the business in a manner that, to the Knowledge of the Company, could reasonably be expected to result in the cancellation or unenforceability of any such material Owned Intellectual Property.

(f) Section 6.12(f) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Company Entities use any Licensed Intellectual Property material to the business of the Company Entities (other than non-exclusive licenses for commercially available Software or IT Systems) or (ii) pursuant to which the Company Entities have granted to a third party any right in or to any Owned Intellectual Property material to the business of the Company Entities (excluding non-exclusive license agreements entered into in the Ordinary Course) (collectively, the “IP Licenses”).

(g) To the Knowledge of the Company, neither the operation and conduct of the business of the Company Entities (including the provision of Company Services), nor the Company Entities’ use of Company Intellectual Property, infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since January 1, 2022, has infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person in any material respect. To the Knowledge of the Company, (i) there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the material Company Intellectual Property and (ii) there has been no such material infringement, violation, interferences, dilution, misappropriation or unlawful use since January 1, 2022.

(h) To the Knowledge of the Company, except as described in Section 6.12(h) of the Company Disclosure Schedules, upon the Company Closing, the Company Entities will continue to have the right to use all Owned Intellectual Property on identical terms and conditions as the Company Entities enjoyed immediately prior to the Company Closing.

(i) Except as set forth on Section 6.12(i) of the Company Disclosure Schedules, to the Knowledge of the Company, no Open Source Software has, in any material respect, been used in connection with the Development of, is incorporated into or has been distributed with, in whole, or in part, any material Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any such material Owned Intellectual Property to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any such material Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any such material Owned Intellectual Property, or (iii) to the Knowledge of the Company, grants to any Person any rights to any material Owned Intellectual Property, including any material license or non-assertion covenant. Each of the Company Entities has complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Company Entities, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(j) The Company Entities have taken all commercially reasonable actions designed to maintain and protect the confidentiality, security and value of all Company Source Code and Non-Public Information, in each case, that is material to the business of the Company Entities. To the Knowledge of the Company, (i) there has been no misappropriation of any such material Company Source Code or material Non-Public Information by any Person, (ii) no employee, agent or other Contract Worker of the Company Entities has misappropriated any material Proprietary Information of any other Person in the course of his or her performance as an employee, agent or other Contract Worker of the Company Entities, and (iii) no employee, agent or other Contract Worker of the Company Entities is in default or breach in any material respect of any term of any Contract relating in any way to the protection, ownership, Development, use or transfer of Intellectual Property as a result of their performance of their duties for the Company Entities.

(k) To the Knowledge of the Company, each current and former employee of the Company Entities who works or worked in connection with any part of the business of the Company Entities, and each current and former Contract Worker who provides or provided services to the Company Entities, in each case, that was or is involved in the Development of any material Intellectual Property for or on behalf of the Company Entities has executed a valid and binding written agreement expressly assigning on an irrevocable basis to the Company Entities all right, title and interest in and to all such material Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the Company Entities and has waived all moral and similar rights therein to the extent applicable and legally permissible (such agreements, collectively, the “IP Assignment Agreements”). Except (i) for Open Source Software components utilized therein or (ii) as set forth on Section 6.12(j) of the Company Disclosure Schedules, Development of material Owned Intellectual Property was undertaken by either (i) current or former employees who work or worked for the Company or the applicable Company Entity within the scope of their employment; or (ii) current or former Contract Workers of the Company Entities who provide or provided services to the Company Entities within the scope of their engagement.

(l) The Company Entities have (i) complied in all material respects with all applicable Laws and use restrictions and other requirements of any license, consent, permission, or other Contract governing the use or provision of AI Technology in connection with the operation of the business of the Company Entities and (ii) to the Knowledge of the Company, not used any Generative AI Tools in a manner that could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any material Owned Intellectual Property in any material respect.

(m) No Company Source Code material to the business of the Company Entities has been delivered, licensed or made available to any escrow agent, or other Person who was not, as of the time thereof, an employee, independent contractor, consultant or service provider of any of the Company Entities and subject to a written, non-disclosure agreement that protects the confidentiality thereof, and the Company Entities’ proprietary interests thereto, or a professional or ethical obligation of confidentiality, and the Company Entities have no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any such material Company Source Code to any escrow agent or other Person. Without limiting the foregoing, to the Knowledge of the Company, neither the execution nor delivery by the Company of this Agreement or any Ancillary Document to which it is a party, nor the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof and thereof, will result in a release from escrow or other delivery to a third party of any such material Company Source Code.

6.13 Taxes and Returns.

(a) (i) Each of the Company Entities has filed all material Tax Returns as required by Law, which Tax Returns are true, correct and complete in all material respects; (ii) each of the Company Entities has paid and remitted all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established; (iii) none of the Company Entities is currently engaged in any material audit, administrative or judicial proceeding with respect to material Taxes, nor has any of the Company Entities waived or extended any statute of limitations applicable to the assessment of material Taxes; (iv) none of the Company Entities has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes; (v) each of the Company Entities has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority; (vi) none of the Company Entities (a) has received a material written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (b) has received a material written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction; (vii) none of the Company Entities has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; (viii) there are no Liens on the assets of any Company Entity related to material Taxes, other than Permitted Liens; (ix) within the past two (2) years, no Company Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code; and (x) none of the Company Entities has material liability for the Taxes of any Person other than a Company Entity (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (b) as a transferee or successor or (c) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(b) None of the Company Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. The Company is and has been since its formation treated as a corporation for U.S. federal income tax purposes and Section 6.13(b) of the Company Disclosure Schedule sets forth the characterization of each other Company Entity for U.S. federal income tax purposes.

6.14 Real Property. Except as set forth under the applicable subsection of Section 6.13 of the Company Disclosure Schedules:

(a) None of the Company Entities own, or has ever owned, any real property.

(b) No Company Entity is in default under any material Real Property Leases, and there is no material default by any lessor under the Real Property Leases. Except as set forth on Section 6.14(b) of the Company Disclosure Schedules, there are no material disputes or forbearance programs in effect as to any such Real Property Lease.

(c) All buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d) In all material respects, (i) each Company Entity has a valid and enforceable leasehold interest under each Real Property Lease, (ii) each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable Company Entity that is the lessee, or lessor, enforceable against such Company Entity in accordance with its terms.

(e) To the Knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. No notice of such a proposed condemnation has been received by any Company Entity.

(f) Each Company Entity has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

6.15 Personal Property. Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, (i) each of the Company Entities has good and marketable title to its properties, assets and rights (other than Intellectual Property), and has good title to all its leasehold interests, in each case, free and clear of any Lien, other than Permitted Liens, (ii) with respect to the properties, assets and rights it leases, each of the Company Entities is in compliance with such leases in all respects and, to the Knowledge of the Company, holds a valid leasehold interest free of any Liens, other than Permitted Liens, (iii) the properties, assets and rights owned, leased or licensed by the Company Entities (other than Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Company Entities and (iv) such properties, assets and rights constitute all the properties, assets and rights necessary for the Company Entities to continue to conduct their respective businesses following the Company Closing as they are currently being conducted.

6.16 Employee Matters.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) in the past three (3) years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act” ), or any similar state, provincial, local or foreign Law, and none of the Company Entities has incurred any liability under the WARN Act, or any similar state, provincial, local or foreign Law, and (ii) during the ninety (90) day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act, or any similar state, provincial, local or foreign Law with respect to any of the Company Entities.

(b) None of the Company Entities is now, nor ever has been, subject to a union, works council, or other collective group organizing effort, or party to, bound by, or negotiated or subject to (and none of their assets or properties is bound by or subject to) any Contract with any trade or labor union, employees’ association, works council or other collective group and, to the Knowledge of the Company, no labor union, works council, or other collective group has requested or has sought to represent any of the employees or Contract Workers of any of the Company Entities. In the past three (3) years, there has not been, nor has there been any threat of, any strike, lockout, material work stoppage, slowdown, unfair labor practice charge, grievance, complaint or other labor dispute involving any of the Company Entities pending, or to the Knowledge of the Company, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the Knowledge of the Company, is there any labor organization activity involving the employees or Contract Workers of any of the Company Entities.

(c) With respect to all current and former Persons who have performed services for or on behalf of any of the Company Entities, (i) each of the Company Entities is in compliance, and during the past four (4) years has complied in all material respects with all applicable Laws and Contracts related to employment, including pay equity, background checks, discrimination, retaliation, reasonable accommodation, termination or discharge, payment of wages, gratuity, overtime pay, payroll documents and wage statements, immigration, health and safety, workers’ compensation, disability, unemployment compensation, plant closings and layoffs, restrictive covenants, labor relations and collective bargaining, overtime requirements, classification of employees, independent contractors and contingent workers (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and (ii) there are no arrears in the payments of wages, salaries, commissions, bonuses, fees, gratuity unemployment insurance premiums or other similar compensation or obligations due with respect to any service performed for it or amounts required to be reimbursed to such employees or Contract Workers.

(d) The Company Entities have for the past four (4) years properly classified and treated, in each case in all material respects, for all purposes (including for Tax purposes, for Fair Labor Standards Act (“FLSA”) exemption purposes and state, provincial, local and foreign wage and hour Laws (including with respect to the classification of employees located in India as workmen and non-workmen), and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors, Contract Workers, or independent contractors who have performed services for or on behalf of any of the Company Entities and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable Company Entity in accordance with such classifications.

(e) Except as set forth on Section 6.16(e) of the Company Disclosure Schedules, currently and during the past three (3) years, there is no and there have not been any material Actions, or material internal complaints, claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened involving any of the Company Entities, employee, Contract Worker or group of employees with respect to labor and employment matters. Except as set forth on Section 6.16(e) of the Company Disclosure Schedules, the Company Entities are not, and within the last three (3) years have not been, subject to any material notification, request, or Order by any Governmental Authority or private settlement Contract in respect of any labor or employment matters, including any Actions or charges of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability, veteran, or other protected status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case, that (y) pertain to any current or former employee, applicant or Contract Worker and (z) have been threatened by such employee, applicant or Contract Worker or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority in any country.

(f) In the past three (3) years, to the Knowledge of the Company, no allegations of sexual harassment or misconduct have been reported internally to or threatened against the Company Entities or against any employee or Contract Worker that would result in a material liability to any Company Entity. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, or other unlawful harassment or unlawful discrimination or retaliation against or involving the Company Entities or any employee or Contract Worker, in each case, that would result in a material liability to any Company Entity.

6.17 Company Benefit Plans.

(a) Section 6.17(a) of the Company Disclosure Schedules sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan (whether written or unwritten). No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Company Entities. None of the Company Entities has communicated to present or former employees of any of the Company Entities, or formally adopted or authorized, any additional material Company Benefit Plan or any material change in or termination of any existing material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered or made available to SPAC, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third-party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) (i) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code and all other applicable Laws, including automatic enrollment obligations under the UK Pensions Act 2008, and (ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance in all material respects with the terms of such Company Benefit Plan, and, in all material respects, with the terms of applicable Law.

(d) Except as set forth in Section 6.17(d) of the Company Disclosure Schedules, no Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the Company Entities (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the Company Entities which could subject any Company Benefit Plan, any of the Company Entities, PubCo, SPAC or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability for a breach of fiduciary duty, a non-exempt “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code, or which could result in the imposition of a Lien on the assets of any of the Company Entities.

(f) None of the Company Entities nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under (i) a pension plan that is subject to Title IV of ERISA or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA, whether or not subject to ERISA), in each case, at any time. None of the Company Entities nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA.

(g) Except as set forth in Section 6.17(f) of the Company Disclosure Schedules or as would not result in a material liability to the Company, none of the Company Entities has ever maintained, established, sponsored, participated in, or contributed to, any pension plan or similar Company Benefit Plan that has been adopted or maintained by any of the Company Entities, or with respect to which any of the Company Entities will or may have any material liability, for the benefit of any of the employees or Contract Workers who perform services outside the U.S. for any of the Company Entities. No non-U.S. Company Benefit Plan is a defined benefit pension plan, and none of the Company Entities has any material liability, contingent or otherwise, with respect to any such plan, including any unfunded or underfunded (or uninsured or underinsured, where applicable) liabilities or obligations. No current or former employee, Contract Worker, director or officer of any of the Company Entities whose employment has transferred to any Company Entity outside of the U.S. under legislation or regulations providing for the automatic transfer of employment by operation of law (including the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the EC Acquired Rights Directive no. 2001/23) has any right, or option to claim, from any of the Company Entities, material benefits on enhanced terms (whether under pension schemes from their current or former employer or otherwise) in connection with early retirement, redundancy or the termination of employment.

(h) (i) With respect to each Company Benefit Plan, no material Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of the Company, threatened in writing, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material Actions, and (ii) no Company Benefit Plan is currently under investigation or audit by any Governmental Authority for material violations or noncompliance and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(i) No event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the Company Entities (other than the Company or one of the Company Subsidiaries) which could subject any of the Company Entities, PubCo, SPAC or any of their respective employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to any material Liability, including Liability under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, or which could result in the imposition of a Lien on the assets of any of the Company Entities.

(j) (i) Except as set forth in Section 6.17(j) of the Company Disclosure Schedules, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the Company Entities to any retention, change of control or severance pay or any other compensation or benefit payable by any of the Company Entities, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, Contract Worker officer or other individual service provider by any of the Company Entities, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(k) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or that is otherwise subject to Section 457A of the Code has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance, in all material respects, with Section 409A of the Code and Section 457A of the Code, as applicable, and all regulations and other applicable regulatory guidance (including notices and rulings) thereunder, as well as any other similarly applicable Laws in each jurisdiction applicable to the Company Entities.

(l) None of the Company Entities has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the Company Entities for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code) or any other similarly applicable Law in each jurisdiction applicable to the Company Entities.

6.18 Environmental Matters. Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect:

(a) Each Company Entity is, and since January 1, 2022, has been, in compliance in all respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all respects with all Permits required under Environmental Laws for its business and operations (“Environmental Permits”), and no Action is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

(b) No Company Entity is subject to, or has received written notice of an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any Liability under Environmental Laws of any Company Entity.

(c) No Company Entity has assumed, contractually or by operation of Law, any outstanding Liabilities or obligations under any Environmental Laws of any other Person.

(d) No Action is pending, or to the Knowledge of the Company, threatened against any Company Entity or any assets of a Company Entity alleging that a Company Entity is in violation in any respect of any Environmental Law or Environmental Permit or that a Company Entity has any Liability under any Environmental Law, and to the Knowledge of the Company, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

(e) (i) No Company Entity has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or Released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation of any Company Entity under applicable Environmental Laws and (ii) to the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Company Entity or any property currently or formerly owned, operated, or leased by any Company Entity or any property to which a Company Entity arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Company Entity incurring any Liability or obligation under applicable Environmental Laws.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Company Entity any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case, that could reasonably be expected to result in a Company Entity incurring any Liability or obligation under applicable Environmental Laws.

(g) The Company has made available to SPAC all environmental assessments and reports in its, or any of the Company Entities’, possession or control relating to the operations of the Company Entities, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

6.19 Transactions with Related Persons. No Company Stockholder nor any officer or director of a Company Entity or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person” ) is presently, or since January 1, 2022, has been, a party to any transaction with a Company Entity, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of such Company Entity), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of such Company Entity in the Ordinary Course) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five (5%) percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Existing Company Governance Agreements or any Contract pursuant to which a Company Stockholder subscribed for or purchased Equity Interests in the Company. Except as contemplated by or provided for in any Ancillary Document, the Existing Company Governance Agreements or any Contract pursuant to which a Company Stockholder subscribed for or purchased Equity Interests in the Company, no Company Entity has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Company Entity. Except as contemplated by or provided for in any Ancillary Document, the assets of the Company Entities do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Company Entities do not include any material payable or other material obligation or commitment to any Related Person.

6.20 Insurance.

(a) Section 6.20(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Company Entity relating to a Company Entity or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. Each of the Company Entities has in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, professional liability, cybersecurity, trade credit and other forms of insurance held by, or for the benefit of any of the Company Entities as cover such risks and are in such amounts as are customarily carried by Persons conducting a business similar to the Company Entities. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have been made available to SPAC. All premiums due and payable under all such insurance policies have been timely paid in all material respects, and the Company Entities are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, and except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Company Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Company Entity has any self-insurance or co-insurance programs. Since January 1, 2022, to the Knowledge of the Company, no Company Entity has received any notice from, or on behalf of, any insurance carrier relating to or involving any material adverse change or any material change other than in the Ordinary Course, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2022, no Company Entity has made any insurance claim and each Company Entity has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company Entities, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2022, no Company Entity has made any material claim against an insurance policy as to which the insurer is denying coverage.

6.21 Data Protection and Cybersecurity.

(a) To the Knowledge of the Company, the IT Systems (i) perform in material conformance with their documentation, (ii) are free from any material defects, and (iii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software. To the Knowledge of the Company, the IT Systems are in good repair and operating condition in all material respects (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) in all material respects for the purposes for which they are being used or held for use.

(b) To the Knowledge of the Company, except as set forth on Section 6.21(b) of the Company Disclosure Schedules, since January 1, 2022, no material Computer Security Incident has occurred involving any of the Company Entities or any of their assets, rights or properties. The Company Entities implement (and have implemented), maintain and comply with commercially reasonable technologies, policies, programs and procedures, including a written Information Security Program. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Entities implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(c) Since January 1, 2022, the Company Entities have not received any written or, to the Company’s Knowledge, oral notices, allegations or complaints from any Governmental Authority or any other Person with respect to any Computer Security Incidents or allegations that any of the Company Entities’ Processing of Personal Information violates any Privacy Laws or the Company Entities’ privacy policies regarding the Processing of Personal Information by or on behalf of the Company Entities (“Privacy Policies” ), in each case, in any material respect, nor have they received any written or, to the Company’s Knowledge, oral claims for material compensation under Privacy Laws from data subjects or any other Person. The Company Entities have, since January 1, 2022, complied in all material respects with the terms of any Privacy Laws and Contracts by which any Company Entities are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(d) No Actions are pending or, to the Knowledge of the Company, threatened against any of the Company Entities relating to the Processing of Personal Information. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Entities have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors and other Persons whose relationship with the Company Entities involves the relevant service provider, vendor or other Person Processing any Personal Information on behalf of the Company Entities and such agreements comply with Privacy Laws applicable to the Company Entities.

6.22 Digital Asset Platform and Operations. Since January 1, 2022: (a) the Company has performed reasonable due diligence on all material third-party service providers engaged by the Company in connection with its Digital Asset-related business activities and operations, and reasonably concluded that such providers have the ability and capacity to undertake the provision of the service effectively in all material respects; (b) the Company Entities have taken commercially reasonable steps to protect and ensure the validity, enforceability, integrity and functionality of Smart Contracts used in connection with the Digital Assets; and (c) the Company Entities (together with the relevant issuers of such Digital Assets, as applicable) have in all material respects accurately disclosed to customers the economic principles of all Digital Assets and all material risks associated therewith. The Company Entities have not received any written complaints from any Governmental Authority or any other Person challenging the validity, enforceability, integrity or functionality of any Company Smart Contracts. Section 6.22 of the Company Disclosure Schedules sets forth a true, complete and accurate list of all Company Smart Contracts.

6.23 Books and Records. The minute books of each of the Company Entities contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Stockholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable.

6.24 Certain Business Practices.

(a) None of the Company Entities, or their respective Affiliates, nor any of their respective directors, officers, employees, agents, distributors, resellers, or other third parties have in any material respect, directly or indirectly, in the past six (6) years:

(i) violated any applicable Anti-Corruption Laws;

(ii) offered, paid, promised to pay, or authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to (A) any Government Official in order to influence any act or decision of that Government Official, induce that Government Official to use her or his or its influence with a government or instrumentality thereof, or otherwise secure any improper advantage; or (B) any other Person or entity in any manner that would constitute commercial bribery, a secret commission, unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or an illegal kickback (as such term may be defined in applicable Laws), or would otherwise violate applicable Anti-Corruption Laws;

(iii) offered, paid, promised to pay, or authorized the payment of any money, or offer, gift, promise to give or authorized the giving of anything of value to any customer, employee of any Governmental Authority or other Person who is or may be in a position to help or hinder the Company Entities or any of their Affiliates (or assist the Company Entities or any of their Affiliates in connection with any actual or proposed transaction);

(iv) conducted or initiated any, or is aware of any pending or threatened investigation by Governmental Authorities, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance by the Company Entities or any of their Affiliates, their respective directors, officers, employees, agents, distributors, resellers, or other third parties with, any applicable Anti-Corruption Laws; or

(v) been involved in or is subject to any current, pending, or threatened Actions for violations of Anti-Corruption Laws, or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Laws.

(b) Each of the Company Entities and their Affiliates:

(i) conduct risk assessments that are designed to understand the nature and extent of their exposure to risks of breaches of Anti-Corruption Laws;

(ii) instituted and implemented, and maintains in effect, policies and procedures that are designed to detect, prevent and remedy violations of Anti-Corruption Laws (including due diligence and third party screening tools); and

(iii) have maintained compliance programs and systems of internal controls (including accounting systems, purchasing systems and billing systems) designed to help ensure compliance with any Anti-Corruption Laws.

(c) None of the Company Entities, their Affiliates, their respective directors, officers, employees, agents, distributors, resellers, or other third parties have received any written notice that it is subject to any material Action involving or otherwise relating to any alleged or actual violation of Anti-Corruption Laws.

(d) To the Knowledge of the Company, no direct or indirect beneficial owner or holder of shares of Company Stock or their Affiliates is a Government Official.

6.25 Anti-Money Laundering. The operations of each of the Company Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, in each case, to the extent applicable to each of the Company Entities, and no material Action by or before any Governmental Authority involving any of the Company Entities with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

6.26 Sanctions. None of any of the Company Entities nor any of their respective Affiliates, directors, officers, employees (acting in such capacities) or, to the Knowledge of the Company, agents (acting in such capacity) (a) is or has been a Sanctions Restricted Person or subject to debarment or any list-based designations under applicable Trade Laws; (b) has engaged in, or is currently engaged in, (i) any dealings or transactions (including directly or indirectly using any funds or loaning, contributing to or otherwise making available such funds to any Company Subsidiary, joint venture partner or other Person in connection with any sales or operations in or to any Sanctions Restricted Person or for the purposes of financing the activities of any Sanctions Restricted Person) with, in relation to or for the benefit of, or is or has been otherwise involved in any business with, any Sanctions Restricted Person (including any Person who no longer constitutes a Sanctions Restricted Person but at the time of such dealing or transaction was a Sanctions Restricted Person) or (ii) any dealing that could reasonably be expected to result in any Company Entity becoming a Sanctioned Restricted Person; (c) is in violation of or has at any time violated, any applicable Sanctions; (d) has received notice from any Sanctions Authority related to or concerning any actual, suspected or potential violation of, or non-compliance with, any Sanctions, nor, to the Knowledge of the Company, are there any facts or circumstances reasonably likely to give rise to any such actual, suspected or potential violation or non-compliance; (e) has submitted any voluntary or mandatory self-report or self-disclosure in respect of any actual or potential noncompliance with Sanctions, and no such self-report or self-disclosure is currently contemplated; and (f) is or has been engaged in, subject to or party to any Sanctions-related Action, and no Sanctions-related Action has been threatened against the Company Entities. Each of the Company Entities have implemented and maintain in effect policies and procedures (including third-party screening tools) designed to ensure compliance by the Company Entities with applicable Sanctions and Trade Laws.

6.27 Trade Compliance. The Company Entities, and to the Knowledge of the Company, their respective Representatives in their capacity as such, have, in the past six (6) years, been in compliance with, in all material respects, all applicable Trade Laws and, except as set forth in Section 6.27 of the Company Disclosure Schedules, none of the Company Entities has (a) received written notice of, any actual, alleged or potential violation of any Trade Law or (b) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Trade Law; nor, to the Knowledge of the Company, does a basis for any such claim exist. Each of the Company Entities has, in all material respects, in the past six (6) years, (i) obtained and acted in compliance with all Permits and agreements and all other orders required or issued under applicable Trade Laws; (ii) made, filed, or caused to be filed, all notices, registrations, declarations and filings with any Governmental Authority required under applicable Trade Laws; and (iii) met the requirements of any general or specific licenses, license exceptions, and license exemptions, as required under applicable Trade Laws in connection with the import, transshipment, export, reexport, release, storage, Development, production, testing, maintenance, brokering, or transfer of products, services, software, technology, technical data or other know-how.

6.28 Investment Company Act. No Company Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act.

6.29 Private Placement.

(a) As of the date of this Agreement, other than the PIPE Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any PIPE Investor relating to any PIPE Subscription Agreement that could materially and adversely affect the obligation of such PIPE Investors to contribute to SPAC the applicable portion of the PIPE amount set forth in the PIPE Subscription Agreement of such PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto (other than PubCo), all of the PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of the Company, no PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any PIPE Investor in respect of the PIPE, except as set forth in the PIPE Subscription Agreements.

(c) As of the date of this Agreement, other than the PIPE Subscription Agreements, there are no agreements, side letters, or arrangements between a Company Entity, on the one hand, and any actual or prospective investor, on the other hand, relating to any PIPE Investment.

6.30 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under the DGCL (or any other applicable Laws) will not apply to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Company Entities in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Company Entities is subject, party or otherwise bound.

6.31 Finders and Brokers. Except as set forth in Section 6.31 of the Company Disclosure Schedules, none of the Company Entities or any of their respective Affiliates has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company Entities, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

6.32 Information Supplied. The information supplied or to be supplied by Company expressly for inclusion or incorporation by reference in the Proxy/Registration Statement or any current report on Form 8-K or report on Form 10-K or 10-Q, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC), in each case, with respect to the Transactions, shall not: (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report on Form 8-K, or any report on Form 10-K or 10-Q, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy/Registration Statement, at the time of the Extraordinary General Meeting and the SPAC Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the SPAC, or any of its Affiliates.

6.33 No Other Representations. Except for the representations and warranties expressly made by Company in this Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to Company or its business, operations, assets or Liabilities, or the Transactions, and Company hereby expressly disclaims any other representations or warranties, whether implied or made by Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV or by PubCo in Article V, none of SPAC, PubCo or SPAC Merger Sub are making or have made, communicated or furnished (orally or in writing) any representation, warranty, statement or information to Company (including any opinion, information or advice that may have been or may be provided to Company or its Representatives by any Representative of SPAC, PubCo or SPAC Merger Sub). The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, PubCo, and SPAC Merger Sub have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.33, nothing in this Section 6.33 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.15, each of Company, PubCo and SPAC Merger Sub shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to PubCo, the Company Entities or SPAC Merger Sub, as SPAC or its Representatives may reasonably request regarding PubCo, the Company Entities or SPAC Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company Entities, PubCo and SPAC Merger Sub to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of PubCo, the Company Entities or SPAC Merger Sub.

(b) During the Interim Period, subject to Section 7.15, SPAC shall give, and shall cause its Representatives to give, the Company and PubCo and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or Company Merger Sub, as the Company or PubCo or their respective Representatives may reasonably request regarding SPAC and Company Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company and PubCo and their respective Representatives in their investigation; provided, however, that the Company and PubCo and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC.

7.2 Conduct of Business of the Company Entities, PubCo, and SPAC Merger Sub.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly permitted or required by this Agreement or the Ancillary Documents (including in connection with any PIPE Investment), (ii) as required by applicable Law; (iii) as set forth on Section 7.2(a) of the Company Disclosure Schedules, or (iv) for the incurrence of Company Expenses the Company shall, and shall cause each of the other Company Entities, PubCo and SPAC Merger Sub to, operate its business in the Ordinary Course.

(b) Without limiting the generality of Section 7.2(a) and except as expressly permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed other than with respect to those actions set forth in clauses (iii) and (xi)(F) in this Section 7.2(b), with respect to which SPAC’s consent may be withheld, conditioned or delayed in SPAC’s discretion), the Company shall not, and shall cause the other Company Entities, PubCo and SPAC Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents other than for administrative or de minimis changes;

(ii) except for the issuance of Company Common Stock upon the exercise of outstanding Company Options or as a result of the Conversion, (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Company Entity, PubCo or SPAC Merger Sub, including such awards that may be cash-settled upon vesting, or (C) amend, modify or waive any of the terms or rights set forth in any Company Equity Awards, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(iii) make or declare any dividend or distribution to its shareholders or members, as applicable, of any Company Entity or PubCo or SPAC Merger Sub, or make any other distributions in respect of any of such Person’s capital stock or equity interests, except (A) dividends and distributions by a wholly-owned Subsidiary of a Company Entity to such Company Entity or another wholly-owned Subsidiary of such Company Entity, and (B) repurchases of awards under the Company Benefit Plan in the Ordinary Course in connection with any termination of employment or other services;

(iv) split, combine, recapitalize or reclassify (or otherwise amend any terms of) any of its shares or other Equity Interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Interests (except for any such transaction by a wholly-owned Subsidiary of a Company Entity that remains a wholly-owned Subsidiary of such Company Entity after consummation of such transaction), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(v) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than Indebtedness under the Company’s existing revolving debt facility documents, the principal amount of which does not exceed $10,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(vi) purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Interests of any Company Entity or PubCo or SPAC Merger Sub, except for (A) transactions between a Company Entity and any wholly-owned Subsidiary of such Company Entity and (B) repurchases of awards under the Company Benefit Plan in the Ordinary Course in connection with any termination of employment or other services;

(vii) sell, assign, lease, license, transfer, convey, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, except for transactions solely among the Company Entities;

(viii) acquire any ownership interest in any real property;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a fair market value in excess of $5,000,000 in any individual transaction (or series of related transactions) or $25,000,000 in the aggregate;

(xi) except (with respect to clauses (A)-(E)) to the extent consistent with the Ordinary Course actions of the Company in the last twelve months prior to the date of this Agreement, or as required by applicable Law or expressly required under the terms of any Company Benefit Plan as of the date of this Agreement, (A) grant any bonuses, whether monetary or otherwise, or increase any wages, salary, severance, gratuity, pension or other compensation or benefits in respect of its employees, officers, directors, managers, or Contract Workers, (B) except as expressly contemplated pursuant to Section 7.2(b)(xi)(B) of the Company Disclosure Schedules, hire any employee or Contract Worker, except, in the Ordinary Course for employees or Contractor Workers with an annual base salary not to exceed $250,000, (C) terminate any employee or Contractor Worker entitled by Contract, policy, or practice to any severance payments or benefits (other than as required by applicable Law), (D) materially change the terms of employment or terminate, any officer, executive, or management-level employees, (E) conduct any group termination, reduction in force, plant closing, or mass layoff of employees, or (F) accelerate the vesting or payment of any compensation or benefit for any employee, officer, manager, or Contract;

(xii) except for the Company Written Consent and related approvals of the Transactions, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Company, PubCo or SPAC Merger Sub;

(xiii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Entity or PubCo or SPAC Merger Sub, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Company Entity or PubCo or SPAC Merger Sub;

(xiv) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(xv) limit the right of any Company Entity to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any Person or grant any exclusive rights to any Person;

(xvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses to employees in the Ordinary Course);

(xvii) make or rescind any material election relating to Taxes, settle any Action relating to material Taxes, file any material amended Tax Return or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in the ordinary course of business consistent with past practice;

(xviii) except in the Ordinary Course, (i) sell, exclusively license, transfer or assign to any Person (or enter into any Contract to sell, license, transfer or assign to any Person) any material Owned Intellectual Property; (B) abandon, dispose of, permit to lapse or fail to preserve any registered or applied-for material Owned Intellectual Property (other than statutory expirations) (C) disclose any material Company Source Code to any Person (other than providing access to Company Source Code to current employees, Contract Workers and service providers of the Company Entities involved in the Development of the Company Services or Company Software or otherwise on a need to know basis in connection with the operation of the business of the Company Entities); or (D) disclose any material trade secrets included in the Company Intellectual Property to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations;

(xix) (A) except as expressly contemplated pursuant to Section 7.2(b)(xix)(A) of the Company Disclosure Schedules, enter into any Contract that would, if entered into prior to the date of this Agreement, be a Company Material Contract of the type described in Section 6.11; (B) enter into any transaction or Contract with a Company Stockholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC; (C) except in the Ordinary Course, materially modify, materially amend, or waive, release or assign any material rights or claims under any Company Material Contract of the type referred to in clause (A) or (B) above; or (D) extend or terminate any Company Material Contract of the type referred to in clause (A) or (B) above (other than renewals or extensions in the Ordinary Course);

(xx) acquire, apply, register or file for any new Permit, or amend any Permit, except, in each case, where such Permit would not materially delay the Transactions or materially and adversely affect the business of the Company; or

(xxi) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 7.3(a) of the SPAC Disclosure Schedules, or as required in connection with the Transactions or applicable Law, SPAC shall and shall cause Company Merger Sub to conduct their businesses, in all material respects, in the Ordinary Course.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.3(b) of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause Company Merger Sub to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Interests, or other securities, including any securities convertible into or exchangeable for any of its Equity Interests or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) subdivide, consolidate, capitalise or reclassify any of its shares or other Equity Interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other Equity Interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $1,000,000 individually or $10,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any Action relating to material Taxes, file any material amended Tax Return, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in the ordinary course of business consistent with past practice;

(vi) amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any material right or obligation under any SPAC Material Contract (other than amendments or other modifications, terminations, waivers, assignments or delegations of or with respect to Contracts with Related Persons otherwise governed by Section 7.3(b)(v)) or enter into any new Contract that would be a SPAC Material Contract;

(vii) other than drawings on the SPAC Loans (or any other outstanding promissory notes owed to Sponsor or any other Affiliates of SPAC) or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts, arrangements or transactions with any Related Person, including any Ancillary Document to which SPAC or any Related Person is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the Ordinary Course;

(ix) establish any Subsidiary or enter into any new line of business;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xi) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xii) acquire, including by merger, consolidation, acquisition of Equity Interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xiv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Company (including in the SEC Reports) or (b) entered into in the Ordinary Course or in accordance with the terms of this Section 7.3(b)(xiv) during the Interim Period;

(xv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights; or

(xvi) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements.

(a) The Company will use its commercially reasonable efforts to, as promptly as practicable after the date of this Agreement, but in no event later than (i) thirty (30) days after the date of this Agreement, deliver to SPAC the audited and/ or reviewed financial statements of Company and PubCo (including, in each case, any related notes thereto), that are required for the initial filing of the Proxy/Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, and (ii) forty-five (45) days after the date of this Agreement, deliver to the SPAC the KPMG Audited 2024 Financials. All such financial statements shall fairly present the financial position and results of operations of Company and PubCo, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall be audited in accordance with PCAOB auditing standards by Wolf & Company, P.C. and/or KPMG LLP.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, the Company and PubCo shall deliver to SPAC the unaudited consolidated financial statements of Company and PubCo, as applicable, consisting of the consolidated balance sheet of Company and PubCo, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year or such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes), which unaudited financial statements shall (i) be reviewed by a PCAOB-qualified auditor in accordance with PCAOB standards and procedures for conducting such reviews, (ii) fairly present the financial position and results of operations of the Company and PubCo as of the dates and for the periods indicated, in accordance with GAAP, and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, the Company and PubCo shall deliver to SPAC the audited consolidated financial statements of the Company and PubCo, consisting of the consolidated audited balance sheet of the Company or PubCo, as applicable, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two fiscal years). Such audited financial statements shall be (i) audited in accordance with PCAOB auditing standards by KPMG LLP or another PCAOB qualified auditor reasonably acceptable to SPAC, (ii) fairly present the financial position and results of operations of Company and PubCo, as applicable, as of the dates and for the periods indicated, in accordance with GAAP, and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

7.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, PubCo, the Company, SPAC Merger Sub or Company Merger Sub or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC, PubCo, the Company, SPAC Merger Sub and Company Merger Sub shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.6 SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the SPAC Closing to maintain the listing of the SPAC Class A Ordinary Shares on Nasdaq.

7.7 Stock Exchange Listing. Each of SPAC, the Company and PubCo will use its commercially reasonable efforts to cause (a) PubCo’s initial listing application(s) with NYSE or Nasdaq (as applicable) in connection with the Transactions to have been approved, (b) PubCo to satisfy all applicable initial listing requirements of NYSE or Nasdaq (as applicable) and (c) the PubCo Common Stock issuable in accordance with this Agreement to be approved for listing on NYSE or Nasdaq (as applicable), subject to official notice of issuance, in each case, prior to the SPAC Merger Effective Time.

7.8 Taxes.

(a) Following the Closing, PubCo shall use reasonable best efforts to provide former shareholders of SPAC with any information reasonably required to file IRS Form 8621 (including any information necessary to make a qualified electing fund election) and/or IRS Form 5471 with respect to the period ending on or prior to the SPAC Merger and to make elections under Treasury Regulation Section 1.367(b)-3(c)(3). Publishing such information on PubCo's publicly-available website shall be considered to satisfy PubCo's obligation to provide such information to former shareholders of SPAC under this Section 7.8(a).

(b) Each Party shall use (and shall cause its Affiliates to use) its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Neither Party shall take (and each Party shall cause its Affiliates not to take) any action (other than an action expressly contemplated or required under this Agreement), which action would reasonably be expected to prevent or impede the Transactions from qualifying in whole or part for the Intended Tax Treatment. Each Party shall use its reasonable best efforts to cause its officers to deliver to the relevant tax counsel of a Party customary tax representation letters with respect to the qualification of the Transactions for the Intended Tax Treatment and customary related matters, in form and substance reasonably satisfactory to such tax counsel, at such time (or times) as such tax counsel shall reasonably request, which may include (i) the date of the declaration of effectiveness of the Proxy/Registration Statement by the SEC, (ii) on such other date (or dates) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Proxy/Registration Statement, (iii) at Closing and (iv) on such other dates as determined reasonably necessary or appropriate by such tax counsel. Each Party shall use its reasonable best efforts to provide such other information as reasonably requested by the tax counsels for purposes of rendering any opinion with respect to the qualification of the Transactions for the Intended Tax Treatment and customary related matters.

7.9 No Solicitation.

(a) Company Non-Solicitation. From the date of this Agreement until the earlier of the Company Merger Effective Time and the termination of this Agreement in accordance with Section 9.1, (i) the Company shall, and shall cause the Company Entities, PubCo and SPAC Merger Sub and its and their respective officers and directors to, immediately cease, and shall instruct and cause its and their respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (ii) the Company shall not, and shall cause the Company Entities, PubCo, and SPAC Merger Sub and its and their respective officers and directors not to, and shall instruct and cause its other respective Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making. or submission of, a Company Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of any of the Company Entities, PubCo or SPAC Merger Sub to, any Person (other than SPAC or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of any Company Entity or PubCo or SPAC Merger Sub, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal, or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, (iii) each Company Entity and each of PubCo and SPAC Merger Sub shall not provide any third party and shall on the date of this Agreement, terminate access of any third party who has made or indicated an interest in making a Company Acquisition Proposal to any data room (virtual or actual) containing any nonpublic information of any Company Entity and (iv) within two (2) Business Days of the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with any Company Entity, PubCo or SPAC Merger Sub.

(b) SPAC Non-Solicitation. From the date of this Agreement until the earlier of the SPAC Merger Effective Time and the termination of this Agreement in accordance with Section 9.1, (i) SPAC shall, and shall cause Company Merger Sub and its and their respective officers and directors to, immediately cease, and shall instruct and cause its other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to a SPAC Acquisition Proposal, and (ii) SPAC shall not, and shall cause Company Merger Sub and its and their respective officers and directors not to, and shall instruct and cause its other respective Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of a SPAC Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of SPAC or Company Merger Sub to, any Person (other than the Company Entities, PubCo, SPAC Merger Sub, or any of their respective Representatives) relating to or for the purpose of encouraging or facilitating any SPAC Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussion), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of SPAC or Company Merger Sub, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any SPAC Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a SPAC Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including this Section 7.9) shall limit or restrict the ability of any Representative of SPAC or Company Merger Sub to take any action or engage in any activity in respect of, or on behalf of, any Person (including any current or future special purpose acquisition company) other than SPAC or Company Merger Sub.

7.10 No Trading. Each of Company, PubCo, and SPAC Merger Sub acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, PubCo and SPAC Merger Sub each hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or with respect to the Company, any Company Stockholder): (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is or may be required in connection with the Transactions; (b) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (c) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notices referred to in this Section 7.11 shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.12 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of SPAC, PubCo and the Company shall use its commercially reasonable efforts, and shall cooperate fully with such other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to expeditiously, and in any event, prior to the Outside Date, consummate the Transactions and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions (including the receipt of all applicable regulatory Consents of Governmental Authorities set forth and described on Section 7.12(a) of the Company Disclosure Schedules (the “Regulatory Approvals”)), including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Permits, Consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities to satisfy the consummation of the Transactions and to fulfill the conditions to the Mergers and the SPAC Closing and the Company Closing and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. Nothing in this Agreement, including this Section 7.12(a), obligates SPAC, PubCo, the Company or any of their respective Affiliates to proffer, negotiate, agree to, or effect, whether temporarily, indefinitely, or permanently (i) the divestiture, license, sale, holding separate, or other disposition of any assets, properties, entities, businesses or operations, or (ii) the imposition of any conditions, burdens, limitations, obligations or other restraints on any assets, properties, entities, businesses or operations.

(b) In furtherance and not in limitation of Section 7.11, to the extent required under the HSR Act or any other Antitrust Law, each of SPAC, PubCo and the Company agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, with respect to the Transactions, as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority as soon as practicable. The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions. Each of SPAC, PubCo and the Company shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other of such Parties or their respective Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep such other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of such other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority; provided, however, that no Party shall be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such Party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such Party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such Party or such information is otherwise confidential information regarding Affiliates or ultimate beneficial owners of such Party, or (z) disclosure of any such information would be likely to jeopardize reasonable confidentiality interests or result in the loss or waiver of the attorney-client, work product or other applicable privilege; and provided, further, that in furnishing information to the other Parties, a Party may redact information, or limit its disclosure to outside counsel only, to the extent reasonably necessary to address clauses (w) through (z) above.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC, PubCo and the Company shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC, PubCo and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the SPAC Closing, and the Company Closing, as applicable, each of SPAC, PubCo and the Company shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third parties as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts.

7.13 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.14 The Registration Statement.

(a) Proxy/Registration Statement. As promptly as practicable after the date of this Agreement, SPAC, the Company and PubCo shall jointly prepare, and, as promptly as practicable after completion of the Company’s audited financial statements described in Section 7.4, PubCo shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Proxy/Registration Statement”) in connection with the registration under the Securities Act of the shares of PubCo Common Stock to be issued under this Agreement that are eligible to be registered, which Proxy/Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing SPAC Shareholders their Redemption Rights in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Extraordinary General Meeting”), in favor of resolutions approving (i) by way of ordinary resolution, the adoption and approval of this Agreement and the other Transactions and, by way of special resolution, the adoption of the SPAC Plan of Merger and the SPAC Merger by SPAC Shareholders in accordance with the SPAC Memorandum, the Cayman Act and the rules and regulations of the SEC and Nasdaq (including the adoption and approval of any other proposals as are required to implement the foregoing), (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (iii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), and (iv) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) SPAC, acting through the SPAC Board (or a committee thereof), shall, subject to Section 7.14(f), (i) make the SPAC Recommendation and include such SPAC Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders as of the applicable record date as promptly as practicable following the date upon which the Proxy/Registration Statement becomes effective in accordance with the SPAC Memorandum and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. In connection with the Proxy/Registration Statement, SPAC and PubCo will file with the SEC financial and other information about the Transactions in accordance with applicable Law, the SPAC Memorandum, the Cayman Act and the rules and regulations of the SEC and Nasdaq.

(c) SPAC, the Company and PubCo shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum, the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy/Registration Statement, the Extraordinary General Meeting and the Redemption Rights. Each of SPAC, PubCo and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, PubCo, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy/Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy/Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company and PubCo shall amend or supplement the Proxy/Registration Statement and PubCo shall file the Proxy/Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum. No filing of, or amendment or supplement to the Proxy/Registration Statement will be made by SPAC, PubCo or the Company without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of SPAC, PubCo and the Company shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Proxy/Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Proxy/Registration Statement or the Transactions will be made by PubCo, the Company or SPAC without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC, the Company and PubCo, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy/Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Proxy/Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable (and in any event within three (3) Business Days) following the Proxy/Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall distribute the Proxy/Registration Statement to SPAC Shareholders in accordance with the SPAC Memorandum.

(f) Subject to the provisions of this Section 7.14(f), SPAC shall call the Extraordinary General Meeting in accordance with the SPAC Memorandum for a date that is no later than thirty (30) days following the effectiveness of the Proxy/Registration Statement or such other date as agreed between SPAC and Company.

(i) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the Required Shareholder Approval, change, withdraw, withhold, qualify or modify the SPAC Recommendation (a “Modification in Recommendation” ) in response to an Intervening Event (an “Intervening Event Change in Recommendation” ) if the SPAC Board determines in good faith, based on the advice of its legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period” ), which notice shall specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the SPAC Board to effect such Intervening Event Change in Recommendation), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation, (C) the SPAC and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Intervening Event reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement and (D) if the Company requested negotiations in accordance with the foregoing sub-clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding Contract if accepted by SPAC (and the other applicable Parties), continues to determine in good faith, based on the advice of legal counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. An “Intervening Event” shall mean any material and negative event after the date of this Agreement that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the Extraordinary General Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal (in each case, solely with respect to SPAC), (B) any actions taken pursuant to the terms of this Agreement or any Ancillary Document, including obtaining all Consents required to be obtained from any Governmental Authority as required herein, (C) any change in the price or trading volume of SPAC Class A Ordinary Shares, and (D) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by any Person (provided that the exceptions in clauses (C) and (D) shall not prevent or otherwise affect a determination that any Event underlying such change or Action (or referred to in such Action) has resulted in or contributed to an Intervening Event). For the avoidance of doubt, an Intervening Event Change in Recommendation shall constitute a Modification in Recommendation.

(ii) Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy/Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a general meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn or postpone such general meeting and to amend such filing as necessary in order to provide sufficient time for the SPAC Shareholders to consider any revised recommendation.

(iii) To the fullest extent permitted by applicable Law, (A) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting shall not be affected by any Modification in Recommendation, (B) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit the SPAC Shareholder Approval Matters for approval by the SPAC Shareholders and (C) SPAC agrees that if the Required Shareholder Approval shall not have been obtained at any such Extraordinary General Meeting, then SPAC shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 7.14, and hold additional Extraordinary General Meetings in order to obtain the Required Shareholder Approval. SPAC may adjourn or postpone the Extraordinary General Meeting (including, for the avoidance of doubt on the date for which the Extraordinary General Meeting is scheduled) (x) to solicit additional proxies for the purpose of obtaining the Required Shareholder Approval, (y) for the absence of a quorum and/or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extraordinary General Meeting.

(g) SPAC and PubCo shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and this Agreement in the preparation, filing and distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Extraordinary General Meeting and the Redemption Rights.

(h) Company Written Consent. Concurrently with the execution of this Agreement, the Company shall have delivered to SPAC the duly-executed Company Written Consent.

7.15 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, PubCo and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). SPAC shall timely file a current report on Form 8-K (which, for the avoidance of doubt, may be bifurcated into two separate filings) (jointly and severally, the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, PubCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

(c) Notwithstanding the foregoing, the restrictions set forth in this Section 7.15 shall not apply to any release, statement, announcement, or other disclosure made with respect to (i) a Modification in Recommendation issued or made in compliance with Section 7.14; or (ii) any other disclosures issued or made in compliance with Section 7.14. Furthermore, nothing contained in this Section 7.15 shall prevent SPAC, PubCo or the Company from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 7.15.

7.16 Confidential Information.

(a) The Company, PubCo, and SPAC Merger Sub hereby agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to (i) treat and hold in strict confidence any Confidential SPAC Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential SPAC Information without SPAC’s prior written consent, and (ii) in the event that the Company, PubCo, SPAC Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential SPAC Information, (A) provide SPAC, to the extent legally permitted, with as prompt as practicable written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 7.16(a), furnish only that portion of such Confidential SPAC Information which is legally required to be provided as advised by legal counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential SPAC Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, PubCo and SPAC Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Confidential SPAC Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, PubCo, SPAC Merger Sub and their respective Representatives (x) shall be entitled to retain any records required in accordance with such Party’s or such Representative’s (as applicable) bona fide record retention policies and (y) shall not be obligated to delete any Confidential SPAC Information maintained in such Party’s or such Representative’s (as applicable) normal back up media, including such Confidential SPAC Information that is contained in an archived computer system backup that was made in accordance with its security or disaster recovery procedures. Notwithstanding the foregoing, PubCo and its Representatives shall be permitted to disclose any and all Confidential SPAC Information to the extent required by the Federal Securities Laws

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to (i) treat and hold in strict confidence any Confidential Company Information that is provided to SPAC or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Company Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Company Information, (A) provide the Company to the extent legally permitted with as prompt as practicable written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.16(b), and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.16(b), furnish only that portion of such Confidential Company Information which is legally required to be provided as advised by legal counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Company Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Confidential Company Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives (x) shall be entitled to retain any records required in accordance with SPAC’s or such Representative’s (as applicable) bona fide record retention policies and (y) shall not be obligated to delete any Confidential Company Information maintained in such SPAC’s or such Representative’s (as applicable) normal back up media, including such Confidential Company Information that is contained in an archived computer system backup that was made in accordance with its security or disaster recovery procedures. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Confidential Company Information to the extent required by the Federal Securities Laws.

7.17 Post-Closing PubCo Board of Directors and Officers. The Parties shall take all necessary action, including causing the directors of PubCo to resign, so that effective as of the Closing, (i) PubCo’s board of directors (the “Post-Closing PubCo Board”) will consist of individuals designated by the Company prior to the Closing, and (ii) the persons listed in Annex A hereto under the heading “Officers” and such other persons as are designated by the Company (the “Post Closing PubCo Officers”) are elected or appointed, as applicable, to such position of officers of PubCo as mutually agreed, to serve in such positions, in each case until successors are duly appointed and qualified in accordance with the PubCo Organizational Documents and applicable Law.

7.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, each Company Entity, PubCo, Company Merger Sub or SPAC Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and SPAC, any Company Entity, PubCo Company Merger Sub or SPAC Merger Sub, on the other hand, in each case as in effect on the date of this Agreement, shall survive the SPAC Closing and the Company Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the SPAC Effective Time and the Company Merger Effective Time, PubCo shall cause the Organizational Documents of PubCo, SPAC Merger Sub and each Company Entity to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Person, to the extent permitted by applicable Law. The provisions of this Section 7.18(a) shall (i) survive the SPAC Closing and the Company Closing indefinitely, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives and (iii) shall be binding, jointly and severally, on PubCo and all its successors and assigns. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 7.18(a). In addition to the foregoing, only to the extent not covered by the existing directors’ and officers’ insurance of SPAC or, from and after the Effective Time, the SPAC D&O Tail Insurance, and further only to the extent not covered (or excluded) by the indemnity and exculpatory provisions contained in the SPAC Memorandum, PubCo hereby agrees to indemnify, defend and hold harmless the current directors of SPAC (and their heirs and legal representatives), to the fullest extent permitted by applicable Law, from, against and in respect of any and all losses, Liabilities, damages, penalties, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) paid, suffered or incurred by, or imposed upon, any such director that are based upon, arise out of or result from, in whole or in part, directly or indirectly, any shareholder Action relating to the board’s failure to make a Modification in Recommendation in response to an adverse and material event involving SPAC and occurring after the date of this Agreement, which becomes known to the SPAC Board after the date of this Agreement, and prior to the Extraordinary General Meeting.

(b) For the benefit of SPAC’s directors and officers, SPAC shall be permitted, prior to the SPAC Effective Time, to obtain the premium for a “tail” insurance policy (at an aggregate cost that is borne and shall be fully paid by PubCo pursuant to Section 1.1(c)) that provides coverage for up to a six (6)-year period from and after the SPAC Effective Time for events occurring prior to the SPAC Effective Time (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, except that in no event shall PubCo be required to pay an aggregate premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the aggregate premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. PubCo and its Subsidiaries. If obtained, PubCo and SPAC Merger Sub shall, for a period of six (6) years after the SPAC Effective Time, maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and SPAC Merger Sub shall timely pay or cause to be paid all premiums with respect to the SPAC D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Company Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by the Company or PubCo) that provides coverage for up to a six (6)-year period from and after the Company Merger Effective Time for events occurring prior to the Company Merger Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage except that in no event shall PubCo or the Company pay an aggregate premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by the Company with respect to such current policy; provided, that, if the aggregate premium of such insurance coverage exceeds such amount, the Company shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as the Company’s current insurance provider. PubCo and its Subsidiaries. If obtained, PubCo and the Company shall, for a period of six (6) years after the Company Merger Effective Time, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and the Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

7.19 Transaction Expenses; Trust Account Proceeds.

(a) No later than two (2) Business Days prior to the SPAC Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the SPAC Closing, (iii) the estimated amount of unpaid SPAC Expenses as of the SPAC Closing and (iv) the number of SPAC Shares to be outstanding as of immediately prior to the SPAC Effective Time. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement. For the avoidance of doubt, nothing contained herein shall affect SPAC’s right to be reimbursed (and any invoices to SPAC to be paid) for any SPAC Expenses, including those incurred after the delivery of the foregoing statement or any component thereof.

(b) No later than two (2) Business Days prior to the Company Closing, the Company shall deliver to SPAC a statement setting forth the Company’s good faith calculation of (i) the estimated amount of unpaid Company Expenses as of the Company Closing, (ii) the number of Fully-Diluted Company Shares, (iii) the Equity Value, (iv) the Company Exchange Ratio, (v) the Allocation Schedule, and (vi) the aggregate consideration payable to each Company Stockholder on an individual basis pursuant to Section 2.8 and Section 2.9 (to the extent not already included in the Allocation Schedule), including, in each case of clauses (i) through (vi), the underlying calculations with respect to the individual components thereof. Following its delivery, the Company shall reasonably cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives related to such statement.

(c) The Parties agree that, simultaneously with or as promptly as practicable after the SPAC Closing, the funds held by the SPAC Surviving Subsidiary either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights and any proceeds received by PubCo or SPAC from any PIPE Investments shall be used to pay or reimburse (i) first, the accrued SPAC Expenses, including SPAC’s business combination marketing fee, all costs, fees and expenses related to the SPAC D&O Tail Insurance and any legal fees, without double-counting with any accrued SPAC Expenses that have already been paid prior to the SPAC Closing and (ii) second, any loans owed by SPAC to Sponsor for SPAC Expenses and other costs and expenses incurred by or on behalf of SPAC. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of shares of PubCo Common Stock or SPAC Class A Ordinary Shares prior to the SPAC Effective Time, will be paid or issued, as applicable, at the SPAC Closing. Any remaining cash will be used for working capital and general corporate purposes of the Company Entities, or for any other use as directed by PubCo.

7.20 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Class A Ordinary Shares to be delisted from Nasdaq (or be succeeded by the shares of PubCo Common Stock) and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Closing Date.

7.21 PubCo Organizational Documents. At or prior to the Closing, the Parties shall cause PubCo’s Organizational Documents to be in substantially the form of (i) the Certificate of Incorporation attached as Exhibit E and (ii) the Bylaws attached as Exhibit F.

7.22 New Registration Rights Agreement. By no later than the SPAC Closing, (a) SPAC and Sponsor shall terminate the Founder Registration Rights Agreement pursuant to a termination agreement in a form reasonably acceptable to the Company; and (b) PubCo, certain Company Stockholders and Sponsor shall enter into the New Registration Rights Agreement, in each case, effective as of the Company Closing.

7.23 Lock-up Agreements. By no later than the SPAC Closing, PubCo, SPAC and each of the Company Stockholders shall enter into a Lock-up Agreement effective as of the Company Closing (or shall be required to enter into a Lock-up Agreement as a condition to receive the Per Share Company Merger Consideration as set forth in Section 2.11(l)).

7.24 PIPE Investment. Each of SPAC, the Company and PubCo shall use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements, and exercising its respective right to specifically enforce the PIPE Subscription Agreements pursuant to the terms thereof.

7.25 PubCo Employee Plans. On or prior to the SPAC Merger Effective Time, PubCo shall approve and adopt (subject to approval by the shareholders of PubCo prior to the SPAC Merger Effective Time) (i) an omnibus incentive equity plan (the “PubCo Equity Incentive Plan”), to be effective in connection with, and subject to the consummation of, the Company Closing, and (ii) an employee stock purchase plan (the “PubCo ESPP” ), to be effective in connection with, and subject to the consummation of, the Company Closing, the terms of which shall be customary for a new public company (other than the Agreed Terms, as defined below), and shall be subject to the prior written consent of SPAC, not to be unreasonably withheld, conditioned or delayed. The number of shares of PubCo Common Stock initially reserved for issuance in the aggregate under the PubCo Equity Incentive Plan and PubCo ESPP, will be within a range of six to ten percent (6-10%) of the total number of the shares of PubCo Common Stock outstanding immediately following the Closing, and there will be an evergreen provision of within a range of three to five percent (3-5%) (collectively, the “Agreed Terms”). Following the date hereof, the Company shall provide SPAC with a draft of the PubCo Equity Incentive Plan and a draft of the PubCo ESPP for SPAC’s review and comment.

7.26 Stockholder Litigation. The Company and PubCo shall as promptly as practicable advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC (as applicable), threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Stockholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation” ), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate (subject to a customary joint defense agreement) in the defense or settlement of any such Stockholder Litigation brought against the Company or PubCo, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give the Company the opportunity to participate (subject to a customary joint defense agreement) in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.27 Tokenization. Subject to applicable securities laws and regulations, during the Interim Period, SPAC shall consider in good faith the potential for tokenizing its securities and may explore opportunities, structures, and regulatory frameworks (in each case, at the Company’s sole cost and expense) that would permit such tokenization, provided that any such exploration shall not delay, hinder, or condition the consummation of the Transactions contemplated by this Agreement.

Article VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the Extraordinary General Meeting in accordance with the SPAC Memorandum, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Proxy/Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy/Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(d) Antitrust /Regulatory Clearance. All waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or early termination shall have been granted.

(e) Exchange Listing. PubCo’s listing application with Nasdaq or NYSE (as applicable) in connection with the Transaction shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE (as applicable) and PubCo shall not have received any notice of non-compliance therewith, and the shares of PubCo Common Stock, including shares issued in connection with the Per Share Merger Consideration, shall have been approved for listing on Nasdaq or NYSE (as applicable).

8.2 Conditions to Obligations of Company, PubCo, and SPAC Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of Company, PubCo and SPAC Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver by the Company (where permissible) of the following conditions:

(a) Representations and Warranties.

(i) The SPAC Fundamental Representations (other than Sections 4.5(a) and 4.5(d) ) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date).

(ii) The representations and warranties of SPAC contained in Sections 4.5(a) and 4.5(d) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date).

(iii) The representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or “material adverse effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No SPAC Material Adverse Effect. There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(d) Minimum Cash Amount. The Total Cash Proceeds Amount shall be no less than the Minimum Cash Amount.

8.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 8.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC (where permissible) of the following conditions:

(a) Representations and Warranties.

(i) The Company Fundamental Representations (other than Section 6.3(a) and (b) (other than the representations and warranties in clause (iii) therein)), and PubCo Fundamental Representations (other than Section 5.5(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date).

(ii) The representations and warranties of the Company and PubCo contained in Section 6.3(a) and (b) (other than the representations and warranties in clause (iii) therein) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date).

(iii) The representations and warranties of the Company and PubCo contained in this Agreement (other than the Company Fundamental Representations and PubCo Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made, (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. Each of Company, PubCo and SPAC Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Required Company Stockholder Approval. The Company Written Consent shall have been obtained and a complete copy delivered to SPAC on the date of this Agreement, and such Company Written Consent shall remain in full force and effect.

(d) No Company Material Adverse Effect. There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Lock-Up Agreement. At the Closing, the Company shall have delivered to SPAC a Lock-Up Agreement, duly executed by a number of sufficient Company Stockholders to meet the Company Approval Requirement, it being understood that each Company Stockholder shall be required to enter into a Lock-Up Agreement as condition to receive the Per Share Company Merger Consideration as set forth in Section 2.11(l).

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to Company, PubCo or SPAC Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION

9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the SPAC Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the date that is nine (9) months from the date of this Agreement (the “Outside Date”); provided, however, that in the event any of the financial statements to be delivered to SPAC pursuant to Section 7.4 are not delivered to SPAC within the applicable timeframe set forth in Section 7.4, (i) SPAC shall have the right (by written notice to the Company) to extend the Outside Date by up to a period equal to the number of calendar days from the date such applicable financial statements were required to be delivered in accordance with the timeline in Section 7.4 until the date such applicable financial statements are actually delivered, and, (ii) if SPAC does not extend the Outside Date in accordance with clause (i) above, subject to the Company’s compliance with its obligation to use commercially reasonable efforts under Section 7.4, the Company shall have the right (by written notice to SPAC) to extend the Outside Date by up to thirty days with respect to any such delay in its delivery of such financial statements (and, in the event SPAC or the Company elects to extend the Outside Date pursuant to this proviso, the term “Outside Date” as used in this Agreement shall refer to such date as extended in accordance with this proviso); and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the principal cause of, the failure of a condition to the Closing set forth in Article VIII on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other Party if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) five (5) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company or PubCo is in material uncured breach of this Agreement;

(e) by written notice by the Company to SPAC within ten (10) Business Days after there has been a Modification in Recommendation;

(f) by written notice from SPAC to the Company if the Company Written Consent is at any time following the date of this Agreement terminated, rendered invalid or otherwise no longer in full force and effect;

(g) by written notice by SPAC to the Company, if (i) there has been a breach by Company or PubCo of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time SPAC is in material uncured breach of this Agreement; or

(h) without prejudice to the SPAC’s obligations under Section 7.14(f)(i), by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournments or postponements thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (a) Sections 7.15, 7.16, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from Liability for any willful and material breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (a) and (b) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 11.6 and this Section 9.2 (but subject to Section 10.1, and subject to the right (which shall not be impaired prior to the valid termination of this Agreement) to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

Article X
WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Each of the Company, PubCo and SPAC Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO and from certain loans agreed to be made by Sponsor (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, PubCo and SPAC Merger Sub hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, PubCo, SPAC Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, PubCo and SPAC Merger Sub on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company, PubCo and SPAC Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of the Company, PubCo and SPAC Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, PubCo, SPAC Merger Sub, Company Merger Sub or any of their respective Affiliates commences any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 10.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, PubCo or SPAC Merger Sub to (a) bring any Action or Actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 10.1 shall survive termination of this Agreement for any reason.

Article XI
MISCELLANEOUS

11.1 Survival. Except as otherwise contemplated by Section 9.2, (a) the representations and warranties of the Parties contained in this Agreement (or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement) shall not survive the SPAC Closing and the Company Closing, and from and after the SPAC Closing and the Company Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the SPAC Closing and the Company Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the SPAC Closing and the Company Closing (which such covenants shall survive the SPAC Closing and the Company Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.14, Section 7.18, Section 10.1 and this Article XI.

11.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by email (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by email (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the SPAC Closing, to:		with a copy (which will not constitute notice) to:

Cantor Equity Partners II, Inc. 110 East 59th Street New York, NY 10022		Hughes Hubbard & Reed LLP One Battery Park Plaza, 12th Floor New York, New York 10004, USA
Attn:	Chief Executive Officer	Attn:	Michael Traube, Esq.
Email:	[***]		Javad Husain, Esq.
		Email:	michael.traube@hugheshubbard.com
javad.husain@hugheshubbard.com

If to Sponsor at or after the SPAC Closing, to:		with a copy (which will not constitute notice) to:

Cantor EP Holdings II, LLC 110 East 59th Street New York, NY 10022		Hughes Hubbard & Reed LLP One Battery Park Plaza, 12th Floor New York, New York 10004, USA
Attn:	Chief Executive Officer	Attn:	Michael Traube, Esq.
Email:	[***]		Javad Husain, Esq.
		Email:	michael.traube@hugheshubbard.com
javad.husain@hugheshubbard.com

If to the Company, PubCo, or SPAC Merger Sub, to:		with a copy (which will not constitute notice) to:

c/o Securitize, Inc. 78 SW 7th Steet		Davis Polk & Wardwell LLP 450 Lexington Avenue, New York, 10017
Miami, FL 33130		Attn:	Lee Hochbaum
Attn:	Carlos Domingo	Email:	lee.hochbaum@davispolk.com
Email:	[***]

11.3 Binding Effect; Assignment. Subject to Section 11.4, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, PubCo, and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4 Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the SPAC Closing and the Company Closing occur, the D&O Indemnified Persons are intended third-party beneficiaries of Section 7.18(a), (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 11.15, (c) the Nonparty Affiliates are intended third-party beneficiaries of the rights set forth in Section 11.13, and (d) the Sponsor is an intended third-party beneficiary of any provision of this Agreement that confers any right or privilege to Sponsor (including pursuant to Section 11.9, Section 11.11 and Section 11.14),

11.5 Fees and Expenses. Subject to Section 10.1, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, PubCo shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by PubCo pursuant to this Section 11.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

11.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Subject to Section 11.6(b) and the proviso in the parenthetical to this sentence, this Agreement and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided, however, that notwithstanding the foregoing, the effects of the SPAC Merger shall be governed by the Laws of the Cayman Islands with respect to determining the effects of the filing of the SPAC Plan of Merger and other documents under the Cayman Act with the Cayman Registrar pursuant to Section 2.1).

(b) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware and the Parties will endeavor to have such Action assigned to the Delaware Complex Commercial Litigation Division thereof), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each Party irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.7.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have an adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; provided, however, that (a) with respect to any amendment modification, supplement or waiver adversely affecting (i) the SPAC D&O Tail Insurance or the D&O Indemnified Parties covered by such policy, (ii) any rights of the SPAC or Sponsor under Section 11.14 or (iii) any other express rights of the Sponsor hereunder, such action shall only be effected by execution of a written instrument signed by PubCo and Sponsor, and (b) with respect to any amendment, modification, supplement or waiver affecting any terms or conditions of or to the issuance of Company Earnout Shares from the terms and conditions set forth on the date of this Agreement in a manner that allows for the issuance of any Company Earnout Shares that would not be issuable under the terms and conditions of this Agreement as of the date of this Agreement, such action shall only be taken upon the affirmative written consent of the independent directors of the board of directors of PubCo.

11.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.11 Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein, subject to the proviso to Section 11.9 above. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of Action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties hereunder or Persons party to the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 11.13. In no event shall any Contracting Party have any shared or vicarious liability for the Actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such Liabilities and Actions against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages (in each case, other than in connection with damages awarded in a third-party claim) which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the Transactions, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.13.

11.14 Legal Representation. The Parties agree that, notwithstanding the fact that Hughes Hubbard & Reed LLP (“HHR”) may have, prior to the SPAC Closing, jointly represented SPAC, Company Merger Sub and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the Transactions, HHR will be permitted in the future, after the SPAC Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to PubCo, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, PubCo and SPAC Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HHR’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of PubCo, SPAC and the Company, or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HHR of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of HHR with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications in any form or format whatsoever between or among any of HHR, SPAC or Sponsor, or any of their respective Representatives, that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by PubCo or SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by PubCo, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. The Company agrees on behalf of itself and SPAC, PubCo and the Company Entities that after the SPAC Closing, (a) to the extent that SPAC or, after the SPAC Closing, PubCo or the Company Entities receives or takes physical possession of any SPAC Deal Communications, (i) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.14, and (ii) neither SPAC, PubCo nor the Company Entities after the SPAC Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (b) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC, PubCo or any Company Entity waive the attorney-client or other privilege, or by otherwise asserting that SPAC, PubCo or the Company Entities after the SPAC Closing has the right to waive the attorney-client or other privilege and (c) not to seek to obtain the SPAC Deal Communications from HHR so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

11.15 Cumulative Remedies. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

CANTOR EQUITY PARTNERS II, INC.
as SPAC

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

Securitize, Inc.
as the Company

By:	/s/ Carlos Domingo
Name:	Carlos Domingo
Title:	Chief Executive Officer

SECURITIZE HOLDINGS, INC.
as PubCo

By:	/s/ Carlos Domingo
Name:	Carlos Domingo
Title:	President & Chief Executive Officer

PINECREST MERGER SUB
as SPAC Merger Sub

By:	/s/ Carlos Domingo
Name:	Carlos Domingo
Title:	Director

SENNA MERGER SUB, INC.
as Company Merger Sub

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

Annex A

Officers

Chief Executive Officer: Carlos Domingo